                                                                   Exhibit 10.9

DATED






                        STRICTLY PRIVATE AND CONFIDENTIAL




                        (1)     NTL GROUP LIMITED






                         (2)    IBM UNITED KINGDOM LIMITED













                           FRAMEWORK AGREEMENT FOR THE
                      PROVISION OF IT OUTSOURCING SERVICES






                                BAKER & MCKENZIE
                              100 NEW BRIDGE STREET
                                     LONDON
                                    EC4V 6JA
                          TEL: +44 (0) 20 7919 1000
                          FAX: +44 (0) 20 7919 1999

                                 Ref: IS/RJH/HEB

                                    CONTENTS

CLAUSES                                                                                                        PAGES
-------                                                                                                        -----

1.           DEFINITIONS AND INTERPRETATION.................................................................    2
2.           OTHER PARTIES..................................................................................    4
3.           PRINCIPAL OBLIGATIONS..........................................................................    7
4.           COMMENCEMENT, TRANSITION, JOINT VERIFICATION etc...............................................    8
5.           SERVICES AND SERVICE LEVELS....................................................................   16
6.           IBM's RESPONSIBILITIES.........................................................................   19
7.           PERSONNEL......................................................................................   32
8.           REVIEW MEETINGS................................................................................   39
9.           SITES AND ACCOMMODATION........................................................................   39
10.          GROUP BUYING...................................................................................   40
11.          REPRESENTATIONS AND WARRANTIES.................................................................   42
12.          THIRD PARTIES..................................................................................   44
13.          THE EQUIPMENT..................................................................................   45
14.          SOFTWARE, DATA AND KNOW-HOW USED IN THE SUPPLY OF SERVICES.....................................   46
15.          TECHNOLOGY REFRESH AND SOFTWARE CURRENCY.......................................................   51
16.          CHARGES AND PAYMENT TERMS......................................................................   53
17.          CONFIDENTIALITY................................................................................   58
18.          SECURITY, RISK MANAGEMENT, CRISIS MANAGEMENT AND DISASTER RECOVERY.............................   61
19.          MANAGEMENT AND CHANGE CONTROL..................................................................   65
20.          LEGISLATIVE AND QUASI-LEGISLATIVE REQUIREMENTS.................................................   65
21.          INDEMNITY......................................................................................   69
22.          ESCROW DEPOSIT.................................................................................   74
23.          LIABILITY......................................................................................   74
24.          FORCE MAJEURE..................................................................................   76
25.          ALTERATIONS TO THE ntl GROUP...................................................................   78
26.          TERMINATION....................................................................................   83
27.          EXIT PLAN AND OBLIGATIONS UPON THE OCCURRENCE OF A TRIGGER EVENT...............................   88
28.          NO PARTNERSHIP, ETC............................................................................   88
29.          WAIVER AND VARIATION...........................................................................   88
30.          ASSIGNMENT.....................................................................................   89
31.          REMEDIES CUMULATIVE: ENTIRE AGREEMENT..........................................................   90
32.          NOTICES........................................................................................   91
33.          FULL NEGOTIATION...............................................................................   93
34.          COUNTERPARTS...................................................................................   94
35.          INVALIDITY.....................................................................................   94
36.          ANNOUNCEMENTS..................................................................................   94
37.          PROBLEM ESCALATION AND RESOLUTION..............................................................   95
38.          DISPUTE RESOLUTION, LAW AND JURISDICTION ......................................................   96

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Schedules

1.                     Definitions
2.                     Scope
3.                     Excluded Areas
4.                     Third Party Contracts and Software
5.                     Property
6.                     Charges
7.                     Service Levels
8.                     Work In Progress
9.                     Project Management
10.                    Benchmarking
11.                    Confidentiality Undertaking
12.                    Termination by Constituent Service
13.                    Governance
14.                    Disaster Recovery Services
15.                    Insurance
16.                    Transition
17.                     Quality
18.                    Security
19.                    IT Planning
20.                    Operational Environment Standards
21.                    Service Improvement
22.                    Supplier Information
23.                    Audit
24.                    Health and Safety
25.                    Desk-top Refresh/Assets
26.                     Exit Plan
27.                     Separation Issues
28.                    Unresolved Matters
29                      e-Library, e-Procedures and Inventory
30                     ICMS
31                     Network Issues
32                     Change Control

33                     Regulatory Requirements
34                     IBM Contracts
35                     Strategic Partnership

THIS AGREEMENT is made the                       day of                     2001

BETWEEN:

(1) NTL GROUP LIMITED (registered number 2591237) whose registered office is at ntl House, Bartley Wood Business Park, Hook, Hampshire, RG27 9UP ("ntl"); and

(2) IBM UNITED KINGDOM LIMITED (registered number 741598) whose registered office is at PO Box 41, North Harbour, Portsmouth PO6 3AH ("IBM").

BACKGROUND:

(A) IBM has provided IT services to ntl Comms under an agreement dated 28 August 1998 as amended, including by change control notice number 7 dated 16 May 2000 (the "1998 Agreement").

(B) ntl wishes to outsource the provision of certain of its IT functions to IBM with the aim of (i) achieving a significant reduction in unit costs comparable with the most efficient companies in ntl's industry sector, and (ii) receiving improvements in service levels year on year in accordance with the terms of this Agreement.

(C) As part of this additional provision of services the parties have agreed to terminate the 1998 Agreement and roll up all services provided to ntl Comms under that agreement into this Agreement.

(D) This Agreement shall apply to the provision of services within the United Kingdom and the relevant terms shall be incorporated into the Ireland Services Agreement by reference and may operate as the basis for the provision of the Services in any other country to be agreed by the parties.

(E) It has been agreed as part of the additional provision of services certain contracts are first to be made available to and then transferred to IBM or an IBM Group Company so as more readily to enable it to fulfil its obligations under this Agreement.


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(F)      ntl is entering into this Agreement on behalf of other members of the ntl Group who are to have the benefit of this Agreement.

(G) The Agreement is initially for a period commencing on the Commencement Date and shall expire at the end of the Term, subject to renewal or extension pursuant to Clause 4.6 (Termination by Time; Renegotiation) or the continued provision of Services as provided for in Schedule 26 (Exit Plan).

IT IS NOW AGREED AS FOLLOWS:

1.         DEFINITIONS AND INTERPRETATION

1.1        DEFINED TERMS

           The defined terms are set out in Schedule 1.


1.2        CONTENTS AND HEADINGS

           The contents pages and headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3        REFERENCES

           In this Agreement, unless the context requires otherwise, any reference to:


1.3.1 a party or the parties is to a party or the parties (as the case may be) to this Agreement;

1.3.2 any reference to a Clause or a Schedule is to a clause of or a schedule to this Agreement (as the case may be) and references made in a Schedule to Parts or Paragraphs are to parts or paragraphs (as the case may be) of that Schedule;

1.3.3 "this Agreement" includes the Schedules (as amended from time to time), which form part of this Agreement for all purposes;


                                       2
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1.3.4          a Schedule includes an annex, exhibit or attachment to it (as amended from time to time), which forms part of the Schedule for all purposes;

1.3.5 a reference to "part" of the Services or Constituent Services includes both a category of services (as opposed to all the Services or Constituent Services) and the provision of services to a company, business, or business unit or part thereof (as opposed to the ntl Group in its entirety);

1.3.6 a statute or statutory provision includes any consolidation or re-enactment, modification or replacement of the same, any statute or statutory provision of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time;

1.3.7 the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa);

1.3.8 a person includes a firm, corporation and unincorporated associations, government, state or agency of state, any association or partnership or joint venture (whether or not having a separate legal personality);

1.3.9 "holding company" and "subsidiary" shall have the meaning ascribed to them by Section 736 of the Companies Act 1985 as amended from time to time;

1.3.10 writing shall include any modes of reproducing words in a legible or non-transitory form. Notice in writing may not be given by e-mail;

1.3.11 continuation of the provision of Services by ntl or a Third Party Service Provider does not require provision to be in the same form or manner;

1.3.12 one person indemnifying another in respect of any matter, event or circumstance (in whatever form of words) is, save where otherwise provided in a particular clause, to the first person indemnifying and keeping indemnified the second against all demands, claims, actions, proceedings, damages, payments, losses, costs, expenses or other liabilities from time to time made, suffered or incurred by the second as a result of the matter, events or circumstance;

1.3.13 all references to books, records or accounts being made available by IBM for inspection or similar wording shall include an obligation (where such books, records or accounts are not in the possession, custody or power of an IBM Group Company and are necessary to enable the audit or inspection to verify a relevant cost or matter) to use all reasonable endeavours to procure that they are made available. For the avoidance of doubt, except where expressly stated to the contrary in Schedule 23 (Audit), the phrase "books, records or accounts" or any similar words or phrases shall not require IBM to provide access to records or information which relate to its actual cost in delivering services (as opposed to any costs which are on-chargeable) or to its internal accounts or costing or charging methodologies; and

1.3.14 all references to making the Assets available to IBM include, where applicable, any IBM Group Company.

2.       OTHER PARTIES

2.1      IBM GROUP AND NTL GROUP

2.1.1 The parties to this Agreement recognise that the terms of this Agreement may be used as the basis for services to be supplied by certain members of the IBM Group to certain members of the ntl Group respectively in the future, whether as independent transactions or as transactions related to or connected with this Agreement in some respect. If agreed by the relevant parties, such agreements would incorporate by reference all the terms of this Agreement save to the extent that changes are required either by local law or so as to achieve a similar allocation of cost and risk and to achieve the same economic effect in that territory as exists under this Agreement in relation to the UK under the laws of England and Wales or to reflect changes in the services to be provided


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               and the charging for the same. This provision shall not be a commitment to enter into (or procure the entering into of) any such further agreements or to deliver services within the scope of this Agreement in other jurisdictions nor a commitment on the charges for such services.

2.1.2 The provisions of this Agreement are intended to be enforceable by any person who is, or has been, at any time a member of the ntl Group which receives, or has received, Services under this Agreement as third party beneficiaries on the same basis as they are enforceable by ntl. However, this is subject to the following provisions and procedures:

               (a) the parties to this Agreement may rescind, vary, amend or terminate this Agreement without the consent of any member of the ntl Group, notwithstanding that a member of the ntl Group has relied on, or indicated assent to, any term of this Agreement; and

               (b) proceedings may only be brought by a member of the ntl Group with the consent of ntl (which, if given, may be conditional upon or subject to such procedural limitations or controls as ntl may impose in any case). IBM shall have no obligation to check whether such consent has been obtained.

2.2      NTL LIABILITY

2.2.1 Notwithstanding any other provision of this Agreement (but subject to any valid assignment of this Agreement in accordance with Clause 30 (Assignment)), ntl shall remain solely liable for all of the obligations and liabilities of ntl and members of the ntl Group under this Agreement. IBM hereby acknowledges and agrees that it shall not bring any action or claim relating to this Agreement against any member of the ntl Group other than ntl.


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2.2.2          Save as provided for in Clause 2.2.1 above, no person who is not a party (or their permitted successor or assign) to this Agreement shall have any right to enforce any term of this Agreement.

2.2.3 ntl will procure that each member of the ntl Group which receives Services under this Agreement shall fulfil or perform its applicable obligations under this Agreement and IBM shall be relieved of liability to the extent that it is unable to perform its obligations as a result of such member of the ntl Group failing to fulfil or perform such obligations.

2.2.4 Notwithstanding any other provision of this Agreement ntl agrees that this Clause 2 shall not allow multiple recovery by different members of the ntl Group in respect of the same loss.

2.3      INTER-RELATIONSHIP BETWEEN THIS AGREEMENT AND THE IRELAND SERVICES
         AGREEMENT

2.3.1 Termination of the Ireland Services Agreement may take place in accordance with its terms without any effect on the operation of this Agreement in relation to the United Kingdom.

2.3.2 Save as otherwise agreed by the parties, the Ireland Services Agreement will terminate on the same basis if this Agreement terminates for any reason.

2.3.3 Termination in relation to the United Kingdom of any Constituent Service Combination where the delivery of such services in the Republic of Ireland under the Ireland Services Agreement is dependent upon delivery in the United Kingdom of the terminated services shall result in either (at ntl's election):

               (a) termination of the equivalent services in the Republic of Ireland under the Ireland Services Agreement on the same basis as the termination in relation to the United Kingdom; or


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
               (b) the operation of Change Control under the Ireland Services Agreement to establish the basis on which the delivery of such services in relation to the Republic of Ireland under the Ireland Services Agreement may continue, provided that where the termination in relation to the United Kingdom was not: (i) by ntl for convenience, or (ii) by IBM under Clause 26.2, or (iii) for Force Majeure, ntl shall not be required to bear any increased costs or charges in relation to such continued provision of services.

2.3.4 IBM shall provide such information as ntl requires in order for ntl to make the election pursuant to Clause 2.3.3 above.

2.3.5 Assignment of the Ireland Services Agreement may take place in accordance with its terms without any effect on the operation of this Agreement in relation to the United Kingdom. Notwithstanding any other provision of this Agreement or the Ireland Services Agreement, in the event that either this Agreement or the Ireland Services Agreement is assigned to any party or there is a change of control of either party such than the corresponding parties to this Agreement and the Ireland Services Agreement are no longer in the same Group, the provisions of Clause 2.3.2 to 2.3.4 shall no longer apply.

2.3.6 Provisions to reflect the position set out in this Clause 2.3 shall be included within the Ireland Services Agreement.

2.3.7 For the avoidance of doubt, members of the ntl Group operating in the Republic of Ireland are entitled to receive services corresponding with the entire scope of this Agreement. However, they receive some of the services under this Agreement and some of the services under the Ireland Services Agreement. Payment obligations in relation to such services are in each case under, and only under, the agreement under which such services are supplied.

3.       PRINCIPAL OBLIGATIONS


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3.1        IBM shall provide the Services on a non-exclusive basis (subject to the provisions of Schedule 6 (Charges) related to minimum baselines on resource commitments and to the ability of ntl to terminate this Agreement in respect of a Constituent Service Combination in accordance with the provisions of Clause 4.6 (Termination for Convenience)) to ntl at the Service Locations commencing on the Services Start Date for the Term and otherwise on the terms and conditions set out in this Agreement. For the avoidance of doubt, nothing in this Agreement shall be deemed or construed as implying that IBM is an exclusive supplier of hardware, software or services to ntl and ntl shall have the right to procure any non-IBM products and services from alternative sources and, if IBM can not supply any IBM products within ntl's required timescales or at competitive prices, then ntl shall have right to procure IBM products through alternative sources.

3.2 It is the intention of the parties that the Services shall be provided in order to fulfil the Initial Objectives and in a manner consistent at all times with the Overall Objective.

3.3 ntl and IBM shall enter into agreements in respect of the Additional Underlet Premises in the terms set out in Schedule 5 (Property).

3.4 ntl and IBM shall each comply with their respective obligations set out in the Schedules to this Agreement.

3.5 The parties hereby acknowledge and agree that it is ntl's current intention, as at the Services Start Date, to add further services to this Agreement in accordance with the evaluation options described in
           Schedule 6 (Charges).

4.         COMMENCEMENT, TRANSITION, JOINT VERIFICATION AND TERMINATION FOR
           CONVENIENCE

4.1        COMMENCEMENT

4.1.1 This Agreement shall commence on the Commencement Date and shall remain in force for the Term unless or until terminated in accordance with the terms of this Agreement.

4.1.2 The provision of the Services shall commence on the Services Start Date and shall continue for the Term unless or until terminated in accordance with the terms of this Agreement.

4.2      TRANSITION OF SERVICES

         The parties shall commence and complete the Contract Start-up Plan and the Transition Implementation Plan in accordance with the provisions of
         Schedule 16 (Transition) during the Transition Period.

4.3      IBM CONTRACTS

         With regard to any IBM Contracts, the parties hereby agree that all such contracts shall terminate on the Services Start Date. On termination of any IBM Contract:

4.3.1 its subject matter shall form part of the Services at no extra charge to ntl; and

4.3.2 on termination or expiry of this Agreement ntl shall obtain (at its sole option) the benefit of either: (i) the commercial terms of the applicable IBM Contract or (ii) these Terms and Conditions, taking account of changes in pricing over the period since when the IBM Contract was terminated.

4.4      JOINT VERIFICATION OF INFORMATION

4.4.1 The provisions of this Clause 4.4 apply only in relation to services, contracts and assets which have not been the subject matter of the 1998 Agreement.

4.4.2 IBM and ntl shall jointly complete the exercise during the Joint Verification Period of verifying the information used in preparing this Agreement. There shall be no additional charge to ntl in respect of any costs or expenses incurred by IBM in connection with this exercise.

4.4.3 Subject always to the remainder of this Clause 4.4, if at the end of the Joint Verification Period, as a result of the Joint Verification, discrepancies are discovered between the information reflected in this Agreement and the actual data, this Agreement shall be amended by agreement of the parties in writing and there shall be an equitable adjustment to the Charges. If either party disputes any discrepancy itself, then the parties shall escalate the matter in


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               accordance with Clause 37 (Escalation Procedure) and, in default of agreement, the matter shall be resolved in accordance with the dispute resolution procedure set out in Clause 38 (Dispute Resolution). Notwithstanding the foregoing, to the extent Joint Verification reveals any discrepancies in the information used in preparing this Agreement the parties shall use their reasonable endeavours to mitigate the consequences of such discrepancies on the Charges payable by, for example, terminating any additional third party contracts revealed by Joint Verification (to the extent the performance of the Services will be unaffected by their termination).

4.4.4 ntl shall have the right to require that any third party contracts relating exclusively to the Business which are identified in the course of Joint Verification, but which were not transferred to IBM under the Transfer Agreement, are transferred to IBM on the same terms and conditions as set out in the Transfer Agreement provided that if any such transfer results in the total annual sums payable by IBM to the opposite parties to such contracts changing, there shall be an equitable adjustment to the Charges in respect of the same in accordance with Clause 4.4.3.

4.4.5 Without prejudice to the other provisions of this Clause 4.4 (Joint Verification of Information), the parties hereby agree that the outcome of Joint Verification shall neither increase nor decrease the aggregate Charges payable by ntl under this Agreement and/or the Ireland Services Agreement in any one calendar year during the Term by more than L4,000,000 either way.

4.4.6 For the avoidance of doubt, any change in the Charges arising from Joint Verification shall be taken into account in the calendar year in which the adjusted charge is payable or (but for this Clause 4.4) would be payable.

4.5      INADEQUACIES IN INITIAL SCOPE

4.5.1 It is accepted by both parties that there may be some services (the "Undocumented Services") which have not been fully or adequately


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               documented in this Agreement and the Schedules which are related to the scope of this Agreement. If the Undocumented Services were previously carried out by the Transferring Individuals during the 12 month period immediately preceding the Services Start Date then such Undocumented Services are (subject to the final paragraph of Clause 4.5.4) deemed included within the Scope and are included within this Agreement as Services and Schedule 2 (Scope) and any other affected Schedules shall be amended accordingly provided that such Undocumented Services are identified by ntl within 12 months of the Services Start Date.

4.5.2 Pending resolution under Clauses 4.5.3 and 4.5.4 below, IBM shall continue to perform the Undocumented Services, at least to the standards which pertain at the Services Start Date if no Service Levels are specified for that category of Undocumented Services.

4.5.3 In the event that the Joint Verification exercise referred to in Clause 4.4 above reveals Undocumented Services not addressed under Clause 4.5.1 which ntl wishes to continue to receive then
               Schedule 2 (Scope) and any other affected Schedules shall be amended to include such services pursuant to the Change Control procedures.

4.5.4          If during the Joint Verification Period it is determined that:

               (a) members of the team from IBM Group Companies working on the engagement that led up to this Agreement or the 1998 Agreement were provided with information or had access to such information as a result of time spent with ntl Personnel related to additional services performed by the Transferring Individuals; or

               (b) ntl had advised IBM in writing that such additional services were intended to be within Scope; and


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               (c)  IBM knew or ought reasonably to have known that such
                    additional services were required in the light of Clause
                    4.5.4 (a) and/or Clause 4.5.4 (b) above;

               then (unless such services are expressly excluded from Scope or included within or are services related to the Excluded Areas) there shall be no increase in the Charges related to IBM performing such services as part of the Scope.

4.5.5 Any dispute as to the appropriate Charges for any Services added to Schedule 2 as a result of the Joint Verification exercise shall be escalated by the parties as specified in Clause 37 (Problem Escalation and Resolution) of the Agreement and in default of agreement the matter shall be resolved in accordance with the dispute resolution procedure set out in Clause 38 (Dispute Resolution).

4.6      TERMINATION FOR CONVENIENCE

4.6.1 ntl may terminate this Agreement in whole or with respect to the applicable Constituent Service Combinations set out in Schedule 12 (Termination by Constituent Service) upon no less than 6 months' prior notice in writing to take effect at any time without being required to go through the process of obtaining agreements under the Change Control procedures set out in
               Schedule 32 (Change Control). Subject to all other rights of termination contained in this Agreement, no such notice may be given expiring before the 5th anniversary of the Services Start Date. Termination pursuant to this Clause 4.6 shall be subject to the applicable termination payment by ntl to IBM as specified in
               Schedule 6 (Charges) of this Agreement. Any such termination shall have the consequences set out in Clause 2.3 (Inter-relationship between National Agreements).

4.6.2 Termination pursuant to this Clause 4.6 (Termination for Convenience) shall be subject to the applicable termination payment by ntl to IBM as specified in


                                       13
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               Schedule 6 (Charges). Any such termination shall have the
               consequences set out in Clause 2.3 (Inter-relationship between National Agreements).


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
4.7      TERMINATION BY TIME; RENEGOTIATION

4.7.1 This Agreement shall expire at the end of the Term subject to the following provisions of this Clause 4.7.

4.7.2 ntl shall notify IBM whether it desires to renew this Agreement not less than 18 months prior to the end of the Term (the "Expiry Date"). If ntl notifies IBM that it desires to renew this Agreement, IBM shall inform ntl in writing whether it desires to renew this Agreement within 20 Business Days whereupon the parties shall co-operate so that IBM shall present to ntl, not less than 12 months prior to the Expiry Date, a proposal shall include IBM's proposed prices, terms and conditions to govern such renewal.

4.7.3 If IBM notified ntl that it desires to renew the Agreement pursuant to Clause 4.7.2, but the parties are unable to agree upon renewal prices, terms and conditions as of 6 months prior to the Expiry Date or in accordance with paragraph 7.4 (ntl's rights on and beyond Termination) of Schedule 26 (Exit Plan) then ntl shall have the right upon giving to IBM at least 3 months written notice prior to the Expiry Date to require that this Agreement be extended for 1 year beyond the Expiry Date on the then current terms and conditions including, but not limited to, the then current Baselines. If (to the extent that the parties have decided to continue negotiation) the parties are unable to reach agreement upon renewal prices, terms and conditions during such additional year (including, without limitation, because ntl has entered into a similar contract with a third party or has decided not to enter into any replacement or equivalent contract) this Agreement shall expire at the end of that year.

4.7.4 If either party notifies the other under this Clause 4.7 that it does not wish to renew this Agreement or the situation described in the first sentence of Clause 4.7.3 occurs then the provisions of this Agreement expressed to operate upon or after notice to terminate being given shall apply.


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5.       SERVICES AND SERVICE LEVELS

5.1      PROVISION OF SERVICES

         IBM shall provide the Services to ntl with reasonable skill and care and in accordance with:

5.1.1 all Applicable Legislation and so as to enable ntl to comply with all Legislation subject to:

               (a) ntl informing it of regulatory matters contained in its operating licences or any lawful requirements or demands of any relevant authority or regulator to which it is subject and updating the list of regulatory matters in accordance with Schedule 33 (Current Legislative Requirements); and

               (b) the provisions of Clause 5.3 (Changes to Legislation or Applicable Legislation).

5.1.2 Best Industry Standards as soon as reasonably practicable and in any event within 12 months of the Services Start Date save that all Services provided prior to the Services Start Date under the 1998 Agreement shall conform to Best Industry Standards from the Services Start Date (other than as specifically set out in Schedule 17 (Quality) in relation to SEI only);

5.1.3          the other terms of this Agreement; and

5.1.4 in accordance with the Service Levels set out in Schedule 7 (Service Levels).

5.2 IBM shall in providing the Services meet the Service Levels and comply with the obligations contained in the Schedules. In default of any specific or precise obligation in a Schedule:


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5.2.1          IBM shall deal promptly with queries or problems relating to the use or performance of the Services and use all reasonable endeavours to correct or procure the correction of defects in Services promptly;

5.2.2 IBM shall identify the location of any fault on any System as soon as reasonably practicable, and:

               (a) where it appears in equipment or in software not within the Scope then IBM shall use its reasonable endeavours to; or

               (b) where it appears in equipment or in software which is within the Scope but where IBM is not itself able to provide the necessary services then IBM shall liaise with the applicable equipment and software suppliers with the object of ensuring the continuing satisfactory operation of the System and take all appropriate actions to ensure that the System maintains its full functionality;

5.2.3 subject to Clause 5.3 (Changes to Legislation or Applicable Legislation), IBM shall provide or procure modifications or enhancements to the Equipment and to the Software including but not limited to updating data and formulae to ensure that any changes brought about by any Legislation are incorporated into the Software.

5.3        CHANGES TO LEGISLATION OR APPLICABLE LEGISLATION

5.3.1 The parties shall jointly consider the impact of any changes to Legislation or Applicable Legislation (collectively referred to hereunder as "the Legislative Changes") which do or will become effective during the Term, and IBM shall take such steps as are necessary to modify the Services or Software in accordance with
               Schedule 32 (Change Control). The charging and other implications shall be dealt with via Change Control save that in the event the

               Legislative Changes are applicable to providers of computer services and information technology services as a whole, then IBM shall bear all costs and expenses associated with implementing consequent modifications to the Services or Software (save in the event that ntl has served notice to terminate and appointed a Third Party Service Provider to replace IBM and the period for implementation of the Legislative Change extends a reasonable period into such new contract and ntl decides that the Legislative Change should be implemented by such Third Party Service Provider).

5.3.2 Each party shall take all reasonable steps to minimise the charges or costs and expenses connected with implementing any modifications to the Services as a result of Legislative Changes including without limitation sharing of any such costs incurred by IBM with other customers of IBM if applicable.

5.3.3 Each party shall bear any additional costs imposed upon it as, for example, an employer or owner or occupier of property as a result of any Legislative Change (including changes to health, safety and/or environmental Legislation). The provisions of this Clause 5.3 are solely limited to changes required to the Services or the Software.

5.4 IBM shall ensure that the Documentation in respect of the Software is complete in all material respects and up-to-date (save, in respect of Software used by ntl or any member of the ntl Group as at the Services Start Date for any deficiencies in the Documentation existing as at that date other than deficiencies arising from, or as a result of any act or omission of IBM in relation to its obligations under, the 1998 Agreement).

5.5 Notwithstanding any other provision of this Agreement, the Service Levels shall be subject to review at any time by agreement between the appropriate ntl Contract Executive and the IBM Project Executive.

5.6      EVALUATION OF SERVICE LEVELS

         IBM shall provide all assistance that ntl may reasonably require in accordance with this Agreement for the purposes of evaluating Service Levels from time to time and resolving operational problems in connection with the Services.

5.7      BENCHMARKING

         The parties have agreed to conduct benchmarking in accordance with the processes and procedures set out in Schedule 10 (Benchmarking) and with the potential consequences stated therein.

6.       IBM'S RESPONSIBILITIES

6.1 IBM shall be responsible (subject to provision in a timely manner by ntl to IBM of the relevant information) for ensuring that whenever IBM Personnel, its agents and sub-contractors are on the premises of any member of the ntl Group for the performance of Services they shall comply with all ntl's policies (including ntl's ethics policy), which have been notified to IBM at the Services Start Date or, if notified to IBM after the Services Start Date then within the period of time given by ntl to its employees, the provisions of all leases and tenancy agreements relating to such premises, security and health, safety and environmental procedures and all other reasonable instructions and directions of ntl (from time to time in respect of all of these). IBM shall comply with the requirements of the Health and Safety at Work etc Act 1974 and any other relevant health, safety and environmental regulations at its own cost in performing the Services, without prejudice to Clause 5.1.1 (Compliance with Applicable Legislation) and shall comply with the provisions contained in Schedule 24 (Health and Safety).

6.2 IBM undertakes that at all times it shall own or be authorised to use all Equipment and software necessary for the purposes of supplying the Services, subject to the provision of any consents that it is the responsibility of ntl to procure.

6.3 During the continuance of this Agreement IBM shall maintain insurance cover to the levels specified in Schedule 15 (Insurance).

6.4 IBM shall review what provision (including by way of contract with third parties) should be made for ntl in order to ensure continuity of the Services with effect from the Services Start Date, as set forth in
         Schedule 14 (Disaster Recovery Services) and shall put in place such disaster contingency plans as are provided for in and in accordance with that Schedule.

6.5      CONTRACTS ENTERED INTO BY IBM

6.5.1 For contracts (other than those contracts described in Clause 6.5.4) into which IBM enters after the Services Start Date in connection with the Services IBM shall use reasonable endeavours to negotiate provisions to address the right to assign or divide such contracts without restriction or payment such that the benefit continues to be enjoyed by:

               (a)  a company or business departing from ntl Group; and/or

               (b) ntl or any Third Party Service Provider from time to time appointed by it upon the termination of this Agreement in whole or in respect of any Constituent Service.

6.5.2 ntl will provide reasonable assistance to IBM in connection with Clause 6.5.1 above. In the event IBM is unsuccessful in incorporating the provisions detailed in Clauses 6.5.1 (a) or
               (b), ntl shall have the right to approve such contracts, such approval not to be unreasonably withheld or delayed. IBM is relieved of liability for failure to perform the Services or achieve Service Levels to the extent attributable to ntl delay in approving or refusing to approve such contracts under this Clause 6.5, provided that IBM uses reasonable endeavours to identify an alternative supplier as soon as reasonably practicable.

6.5.3 ntl acknowledges that IBM's compliance with the obligations in this Clause 6.5 may preclude IBM from obtaining the most cost effective third party goods and services and/or may conflict with:

               (a)  other obligations to provide competitive prices; and/or

               (b)  delivery of the Services;

               in any such case, IBM shall inform ntl of this and of the alternative bases on which the contract could be entered into. ntl shall select one alternative and IBM shall be relieved of its other obligation to the extent that the selection made precludes that other obligation.

6.5.4 IBM may sub-contract any part of its obligations to perform the Services to, or order goods or services to enable or facilitate its supply of the Services from:

               (a) any third party other than those third party companies listed in or identified under Schedule 22 (Supplier Information); and

               (b) those third parties notified to IBM by ntl from time to time acting reasonably on the basis of a commercial conflict of interest with such company or its group,

               provided that (i) IBM has satisfied itself that the third party has the capability to meet the relevant obligations under this Agreement; and (ii) if IBM intends to sub-contract any part of the Services to any third party not then listed as a Competitive Supplier in accordance with Schedule 22 (Supplier Information) and IBM reasonably believes that such third party is a competitor to ntl, then IBM shall seek ntl's approval to use of such third party as a sub-contractor.

6.5.5 ntl agrees that in the event of further third parties being added to those listed in Schedule 22 (Supplier Information) with whom IBM has a pre-existing contractual relationship relating to the provision of Services under this

               Agreement, then, where this causes IBM any material difficulty in providing the Services then IBM may propose a change request under the Change Control provisions in respect of any consequential impact on the Services, Service Levels or Charges; ntl shall not unreasonably withhold or delay its agreement to such change request.

6.5.6 Notwithstanding any sub-contracting IBM shall remain liable for the performance of all Services delivered pursuant to under this Agreement.

6.6 IBM may terminate any of the contracts assumed by it under this Agreement or the 1998 Agreement, to the extent to which such contracts relate to the Services, subject to such termination not having an adverse effect on IBM's performance of its obligations under this Agreement or ntl's rights whether during or after termination of this Agreement.

6.7 Only any Charges expressly set forth within Schedule 6 (Charges) (in its form from time to time, including as varied through Change Control) as being chargeable shall be on-chargeable to ntl. Where such costs are on-chargeable to ntl by IBM under this Agreement then IBM shall use reasonable endeavours to secure the most competitive prices available from third party suppliers of both goods and services (in accordance with the provisions of Schedule 2 (Scope)) taking account of its capabilities to bulk purchase supplies for all its customers. Competitive prices in this context includes all forms of reduction in or rebate of costs and, in particular, includes rebates or credits at the end of a period based on total volume or the supply of free or reduced charge supplies.

6.8 IBM shall explain to ntl at the earliest possible stage any significant changes it proposes to make in the provision of the Services or in the method or manner of provision of, or quality of, the same and shall not make any commitment to change the same without the prior approval in writing of ntl (such approval not to be unreasonably withheld).

6.9 IBM shall, in discharging the Services, use such goods, services and materials as are of appropriate quality in order to fulfil its obligations.

6.10 If IBM writes or procures the writing of software (whether bespoke Applications Software, including modifications to existing software, or bespoke Systems Software) for ntl or for use in the provision of the Services it shall do so in accordance with the appropriate provisions of Schedule 9 (Project Management).

6.11 Subject to the other provisions of this Clause 6.11 and to ntl informing IBM of such contracts in a timely manner, IBM undertakes to comply with all levels of performance required in order for ntl and/or any member of the ntl Group to comply with any and all contracts to supply services under any contract entered into by ntl or any member of the ntl Group has with any third party. IBM further undertakes in respect of such levels of performance to ensure that nothing they do or fail to do may give rise to a breach of any obligation under those contracts or might constitute a defence or a counterclaim to be raised against ntl. Where ntl does not meet the contractual standard at the Services Start Date, IBM shall maintain the standards currently achieved by ntl and shall use reasonable endeavours to meet the contractual standard within a reasonable period. Where this obligation results in a higher standard than would otherwise be required of IBM under any other provision of this Agreement then Change Control shall be operated in the event of any material alteration being required to the Services as a result of such obligations (whether contained in contracts existing at the Services Start Date or entered into subsequently). For the avoidance of doubt, there shall be no increase in Charges in respect of any contract existing at the Services Start Date where ntl was in compliance with such obligations at such date.

6.12 IBM shall comply with such ntl Group policies relevant to the Services (which have been notified to IBM at the Services Start Date or, if notified to IBM after the Services Start Date then as soon as reasonably practicable after such notification) as may exist from time to time or be required of its suppliers by the ntl Group or which are required of ntl by a third party (and consequently requiring consequent compliance by its suppliers). Where this obligation results in a higher standard than would otherwise be required of IBM then Change Control shall be operated in the event of any material

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
         alteration being required to the Services as a result of such standards (whether contained in policies existing at the Services Start Date or created or varied subsequently). For the avoidance of doubt, there shall be no increase in Charges in respect of any policy existing at the Services Start Date where ntl was in compliance with such standards at such date.

6.13 IBM shall at all times during the continuance of the Agreement remain committed to use quality management methods to provide quality services.

6.14     EURO COMPLIANCE

6.14.1 Prior to introducing any new Systems and Software as part of the Services, IBM shall test existing Systems and Software which will interface with any new Systems and Software against their euro compliance specifications to ensure that all such existing Systems and Software which are Euro Compliant as at the Services Start Date are not caused to cease being Euro Compliant as a result of such introduction. Except to the extent that such existing Systems or Software are shown not to be Euro Compliant by such testing by IBM and IBM notifies ntl of that fact, IBM shall ensure that all such existing Systems and Software which have been tested by IBM and which are Euro Compliant remain Euro Compliant.

6.14.2         If such existing Systems or Software tested pursuant to Clause
               6.14.1 are notified by IBM to ntl to be not Euro Compliant, IBM shall with such notification provide details of non-compliancy and the impact of the introduction of new Systems and Software with such non-compliant existing Systems or Software. ntl shall advise IBM whether it wishes IBM to undertake the work necessary to make such existing Systems or Software Euro Compliant (in accordance with Change Control). If ntl advise IBM that it does not wish any work to be done to achieve compliance IBM shall not be responsible to the extent such new Systems or Software cease to be Euro Compliant or for interoperability of such new Systems and Software with such non-compliant Systems and Software provided that IBM have advised ntl of such impact.

6.14.3 Subject to any detailed specification agreed between the parties, IBM shall ensure that all new Systems and Software which process monetary data or use any currency formatting (including currency symbols) developed and supplied by IBM or any IBM Group company as part of the Services are Euro Compliant and remain Euro Complaint.

6.14.4 Subject to any detailed specification agreed between the parties, IBM shall use its reasonable endeavours to ensure that all new third party Systems and Software which process monetary data or use any currency formatting (including currency symbols) and supplied as part of the Services are Euro Compliant and remain Euro Complaint and, in any event, IBM shall use no less efforts than it would, if it were procuring for itself, to obtain a warranty for the benefit of ntl from the supplier in accordance with the position on Euro Compliance provided for under this Agreement. In the event the supplier does not provide such a warranty or one which is reasonably comparable, IBM having used all reasonable endeavours to persuade such supplier to do so, IBM will notify ntl prior to any proposed acquisition of such Systems or Software and provide reasonable assistance to ntl in reaching a solution satisfactory to ntl. ntl shall respond to such notification as soon as reasonably practicable. ntl shall have the right to require IBM to source an alternative supplier of such new Systems or Software who is prepared to provide ntl with appropriate warranty protection (to the extent a suitable alternative exists) provided that ntl agrees to pay any additional costs incurred by IBM relating to acquiring such new Systems or Software from an alternative supplier.

6.14.5 Unless agreed as part of a Project listed under Schedule 8 (Work in Progress), IBM shall not be obliged to make any System or Software existing as at the Services Start Date Euro Compliant save on terms agreed pursuant to Schedule 32 (Change Control).

6.14.6 For the avoidance of doubt, IBM is not responsible under this Clause 6.14 for, and IBM does not make any representations regarding, the Euro Compliance of:

               (a) any System or Software existing as at the Services Start Date which has not been tested by IBM in accordance with this Agreement provided that IBM has complied with its obligations under Clause 6.14.1;

               (b) any System or Software existing as at the Services Start Date that IBM has found to be not Euro Compliant following testing in accordance with Clause 6.14.1 unless IBM has agreed to make such System or Software Euro Compliant; or

               (c) third party's products or services provided that IBM has complied with its obligations under Clause 6.14.4.

6.15     DATE COMPLIANCE

6.15.1 Prior to introducing any new Systems and Software as part of the Services, IBM shall test existing Systems and Software which will interface with any new Systems and Software against their date compliance specifications to ensure that all such existing Systems and Software which are Date Compliant as at the Services Start Date are not caused to cease being Date Compliant as a result of such introduction. Except to the extent that such existing Systems or Software are shown not to be Date Compliant by such testing by IBM and IBM notifies ntl of that fact, IBM shall ensure that all such existing Systems and Software which have been tested by IBM and which are Date Compliant remain Date Compliant.

6.15.2         If such existing Systems or Software tested pursuant to Clause
               6.15.1 are notified by IBM to ntl to be not Date Compliant, IBM shall with such notification provide details of non-compliancy and the impact of the introduction of new Systems and Software with such non-compliant existing

               Systems or Software. ntl shall advise IBM whether it wishes IBM to undertake the work necessary to make such existing Systems or Software Date Compliant (in accordance with Change Control). If ntl advise IBM that it does not wish any work to be done to achieve compliance IBM shall not be responsible to the extent such new Systems or Software cease to be Date Compliant or for interoperability of such new Systems and Software with such non-compliant Systems and Software provided that IBM have advised ntl of such impact.

6.15.3 Subject to any detailed specification agreed between the parties, IBM shall ensure that all new Systems and Software which process date data developed and supplied by IBM or any IBM Group company as part of the Services are Date Compliant and remain Date Complaint.

6.15.4 Subject to any detailed specification agreed between the parties, IBM shall use its reasonable endeavours to ensure that all new third party Systems and Software which process date data and supplied as part of the Services are Date Compliant and remain Date Complaint and, in any event, IBM shall use no less efforts than it would, if it were procuring for itself, to obtain a warranty for the benefit of ntl from the supplier in accordance with the position on Date Compliance provided for under this Agreement. In the event the supplier does not provide such a warranty or one which is reasonably comparable, IBM having used all reasonable endeavours to persuade such supplier to do so, IBM will notify ntl prior to any proposed acquisition of such Systems or Software and provide reasonable assistance to ntl in reaching a solution satisfactory to ntl. ntl shall respond to such notification as soon as reasonably practicable. ntl shall have the right to require IBM to source an alternative supplier of such new Systems or Software who is prepared to provide ntl with appropriate warranty protection (to the extent a suitable alternative exists) provided that ntl agrees to pay any additional costs incurred by IBM relating to acquiring such new Systems or Software from an alternative supplier.

6.15.5 For the avoidance of doubt, IBM is not responsible under this Clause 6.15 for, and IBM does not make any representations regarding, any of the following being Date Compliant:

               (a) any System or Software existing as at the Services Start Date which has not been tested by IBM in accordance with this Agreement provided that IBM has complied with its obligations under Clause 6.15.1;

               (b) any System or Software existing as at the Services Start Date that IBM has found to be not Date Compliant following testing in accordance with Clause 6.15.1 unless IBM has agreed to make such System or Software Date Compliant; or

               (c) third party's products or services provided that IBM has complied with its obligations under Clause 6.15.4.

6.16     IBM undertakes at all times during the continuance of this Agreement:

6.16.1 actively to monitor the nature and categories of (and the manner and method of delivery of) services provided by the IT and computer services industry in general and the IT outsourcing industry in particular and to keep ntl informed of all relevant developments;

6.16.2 to be innovative in seeking to improve the quality, productivity and performance of the Services in accordance with the provisions of Schedule 21 (Service Improvement);

6.16.3 to provide charges to the ntl Group for the Services consistent with any improvement in quality implemented by IBM including applying any year on year reductions in the Charges detailed in
               Schedule 6 (Charges) and more generally provide New Services and related charges in such a manner as to take into consideration improved technology processes and procedures all according to Best Industry Standards;

6.16.4 actively to seek to apply the knowledge gathered as a result of Clause 6.16.1 in the delivery to ntl of the Services, consistent with maintenance or increase in quality or reduction or maintenance of cost. This applies also to mechanisms or procedures used within IBM in delivering the Services to ntl;

6.16.5 to maintain its investment in technology, equipment and associated skills so as to ensure it remains a supplier of high quality services and retains the knowledge base to fulfil its obligations under this Agreement;

6.16.6 to seek to identify opportunities for further automation of ntl Group's business and further amalgamation of its Systems;

6.16.7 to demonstrate objectivity and professionalism in determining whether to provide any part of the Services themselves or to secure them from third parties;

6.16.8         to strive for the best solution for the ntl Group; and

6.16.9 to operate in a timely, open and honest manner with regard to the aspirations, needs, commitments or difficulties of the business of the ntl Group.

6.17 IBM shall neither do nor omit to do any act or thing nor permit a situation to arise, whereby IBM knowingly or negligently permits a conflict with relation to the Services to be created between the interest of ntl or any member of the ntl Group on the one part and IBM or an IBM Group Company from time to time or any of its or their subcontractors on the other part.

6.18 IBM shall not offer or give or agree to give any person employed by or connected with ntl Group or who otherwise provides services to the IBM Group or ntl Group in connection with this Agreement any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any act in relation to this Agreement, or for showing or forbearing to show favour or disfavour to any person in relation to this Agreement.

6.19 IBM shall procure that all contractors used by IBM in the provision of the Services from time to time other than those who are Transferring Individuals unless and until their contracts are renewed execute a Confidentiality Undertaking in the form substantially similar to that attached as Schedule 11 (Confidentiality Undertaking) in ntl's favour. IBM shall immediately notify ntl of any notification it receives from a party to such an undertaking that it believes there to have been a disclosure of such information or of any reasonable suspicion it has that there has been breach of such an undertaking.

6.20     IBM shall:

6.20.1 in conjunction with ntl, undertake the respective obligations set out under and in accordance with Schedule 19 (IT Planning); and

6.20.2 ensure that the necessary resources are committed to meet the Baseline and Baseline Bands as agreed from time to time in accordance with the provisions of Schedule 6 (Charges) so as to achieve the implementation of the ITOP set out in Schedule 19 (IT Planning) following any amendments as agreed between the parties in accordance with this Agreement.

6.21 IBM shall at all times after the time period stated in Schedule 29 (e-Library, e-Procedures and Inventory) create and maintain the Inventory within the e-Library in accordance with Schedule 29 (e-Library, e-Procedures and Inventory).

6.22 Without prejudice to Clauses 5.1 (Provision of Services) and 6.17 (avoidance of conflict) and except in the cases of use of IBM network facilities, pre-existing contractual arrangements, technical unfeasibility or material increased cost to ntl, IBM shall not use the telecommunications networks of any person other than ntl in connection with the Services. In addition, where ntl provides suitable services and/or products, IBM shall select and utilise such ntl services and products when

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
         delivering or developing the Services irrespective of the availability or suitability of IBM's usual or preferred supplier of equivalent services and/or products. For the avoidance of doubt, where an ntl telecommunications network connects with other networks this shall not breach of this Clause 6.22. This Clause 6.22 shall not preclude IBM Personnel from utilising the mobile phone carrier or (other than at ntl locations) a fixed line network as designated by their local purchasing policy. IBM agrees that if it uses any bandwidth pursuant to this Clause 6.22 not provided by ntl in accordance with Schedule 31 (Network Issues), this will be at no additional charge to ntl. IBM also agrees that it may not use ntl's internal telecommunications network or bandwidth other than for the purpose of providing the Services to ntl save as provided for in Schedule 5 (Property).

6.23 IBM shall perform the Services in a manner intended to cause no harm to the reputation of ntl or any member of the ntl Group.

6.24 IBM shall not without first informing ntl and obtaining its written approval enter into a contract in relation to any Equipment or Software, which:

6.24.1         by its nature (including its duration or the basis of charging);
               or

6.24.2         contains any provision which,

         would or is likely to cause any material difficulty or inconvenience for ntl in the continuation of the Services whether by it or by a Third Party Service Provider appointed by it upon the termination of this Agreement in whole or in respect of the applicable Constituent Service Combinations set out in Schedule 12 (Termination by Constituent Service) or which would or is likely to cause any material difficulty or inconvenience in the operation of or the performance of IBM's obligations under Clauses 26 (Termination) or 27 (Exit Plan). After notice of termination has been given by either party, IBM shall not enter into any contracts in relation to any Equipment or Software without first informing ntl and obtaining its written approval. This restriction shall not apply to any contract of employment or for the provision of personal services.


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
6.25 IBM shall comply at all times with all and any instructions of ntl which are made at any time to ensure compliance with any existing or future obligation of any member of the ntl Group to any department, agency or body of Her Majesty's Government provided that the implications of such instructions are managed in accordance with Clause
         5.3 (Changes to Legislation or Applicable Legislation).

7.       PERSONNEL

7.1      THE IBM PROJECT EXECUTIVE

         The IBM Project Executive shall act as the representative of IBM under and pursuant to this Agreement. The IBM Project Executive may by notice to ntl appoint a temporary alternate in the event of his absence from the office for any reason (such temporary appointment not to exceed 4 weeks). The IBM Project Executive shall devote his full time and effort to the provision of the Services.

7.2      THE IBM CORE TEAM

         The IBM Core Team shall devote their full time and effort to the provision of the Services.


7.3      REPLACEMENT OF THE IBM PROJECT EXECUTIVE AND IBM CORE TEAM

         IBM shall give ntl at least 90 days notice prior to replacing the IBM Project Executive or any member of the IBM Core Team, unless such individual:

7.3.1          Resigns or retires from IBM;

7.3.2 is dismissed by IBM for misconduct (e.g., fraud, drug abuse, theft);

7.3.3 fails to perform his or her duties and responsibilities pursuant to this Agreement; or

7.3.4          dies or is unable to work due to his or her disability.

         IBM shall discuss with ntl any reasonable and lawful objections ntl may have to such replacement and shall provide ntl with all reasonable information to allow it to consider whether to approve the proposed replacement. The identity of the replacement ultimately remains subject to ntl's written approval. IBM shall notify ntl promptly of the resignation of the IBM Project Executive or any member of the IBM Core Team and, at ntl's request, shall use reasonable endeavours to ensure such employee works his full period of contractual notice.



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
7.4      THE NTL CONTRACT EXECUTIVE

           The ntl Contract Executive, notified to IBM in writing from time to time, shall act as the representative of ntl under and pursuant to this Agreement. ntl may from time to time replace the ntl Contract Executive and shall forthwith notify IBM of the identity of any such replacement.

7.5        THE ntl CORE TEAM

           The ntl Core Team, notified to IBM in writing from time to time, shall be allocated by ntl to manage this Agreement and act as points of contact for IBM. ntl may from time to time replace any one or more of the ntl Core Team and shall forthwith notify IBM of the identity of any such replacement(s).

7.6        AUTHORITY

           The IBM Project Executive and ntl Contract Executive shall each have full authority (subject in the case of the ntl Contract Executive to all matters contained in the Governance Schedule) to act on behalf of his principal for the purpose of fulfilling such party's obligations under this Agreement and (unless otherwise agreed or set out in the Governance Schedule) may represent the principal (accompanied by such other personnel as may be necessary) at any meeting in relation to the Services.

7.7        UNSUITABLE PERSONS

           If in the reasonable opinion of ntl any IBM Personnel:

7.7.1          fail to meet the required standards of performance; or

7.7.2          engage in conduct which is unacceptable to ntl

         then IBM shall, at ntl's request, make all reasonable efforts to address the concerns of ntl in a manner reasonably acceptable to ntl. If IBM fails to address those concerns in


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
         a manner reasonably acceptable to ntl within 5 Business Days (or such other period as the parties may agree in writing) of ntl's request, IBM shall procure the removal of that member of IBM Personnel from any involvement with the performance of IBM's obligations under this Agreement as soon as reasonably practical and in any event within 3 Business Days after the end of that 5th Business Day (or other) period. If ntl asserts in its reasonable judgment that such individual presents a threat to the security, health, safety or well-being of ntl employees, contractors or property or has materially breached any ntl Group policy and/or procedure (such policy and/or procedure having been previously notified to IBM) that has been previously notified to IBM then IBM shall procure their removal forthwith. Any individual who has previously been dismissed by ntl for misconduct shall fall into this category automatically. IBM shall use reasonable efforts to avoid employing any such individual in the provision of the Services.

7.8      IBM PERSONNEL - HEALTH AND SAFETY; COMPETENCE AND CAPABILITY

         IBM shall only use individuals in the provision of Services if they are suitable, competent and capable (within the meaning of Legislation relating to health and safety matters from time to time) for the tasks which they are to undertake.

7.9      TERMINATION BENEFITS

         IBM shall not (and shall use its reasonable endeavours to procure that any relevant agent or contractor shall not), without the prior consent of ntl, vary or purport or promise to vary the terms or conditions (as amended from time to time) of employment or engagement or service of any IBM Personnel involved to any significant extent in the provision of Services to ntl (including promises to make any additional payment or provide any additional benefit other than in respect of salary increases or benefit awards or promotions customarily awarded or made in the ordinary course of business) where:

7.9.1 such variation or addition takes effect or is to take effect during the 12 months prior to expiry of the Agreement; or


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
7.9.2 all or part of such variation or addition first takes effect after the expiry of the Agreement; or

7.9.3 such variation or addition results in any such services not being terminable by the employer or recipient of services (as the case may be) within six months of the expiry of the Agreement; or

7.9.4 such variation or addition relates to a provision of a benefit triggered by termination of employment or the provision of services; or

7.9.5 such variation or addition relates to the provision of a benefit other than salary which such individual will or may have a contractual right to receive after the expiry of the Agreement other than benefits attaching automatically to a promotion awarded in the ordinary course of business; or

7.9.6 such variation or addition prevents restricts or hinders any such individual from working for ntl or a Third Party Service Provider nominated by ntl; or

7.9.7 such variation or addition creates or grants or promises to create or grant terms or conditions of employment or service for an individual to commence on or after the start of this Agreement if and to the extent that such terms and conditions are materially different to the terms and conditions of the nearest equivalent IBM Personnel prior to the date of offer and where, if such terms and conditions had been granted to such equivalent IBM Personnel, it would have been a breach of this Clause 7.9.

           This Clause 7.9 is qualified so that it only applies where such variation would or is likely to materially adversely affect ntl's ability to terminate this Agreement in whole or in respect of the applicable Constituent Service Combinations set out in Schedule 12 (Termination by Constituent Service) or its position if it were to do so, or where such variation would or is likely to cause any material difficulty or inconvenience for

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
         ntl in the continuation of the Services whether by it or by a Third Party Service Provider appointed by it upon such termination.

7.10 IBM shall provide all personnel necessary to ensure that the Services are performed in accordance with the terms of this Agreement. IBM shall be solely responsible for the supervision, daily direction and control of IBM Personnel. In addition IBM shall be responsible for payment of all compensation, benefits and employer taxes relating to such persons arising as a result of or in connection with the period for which they were employed by IBM and/or the cessation of such employment (including, without limitation, workers' compensation and disability) and shall indemnify ntl in respect thereof. The parties agree that nothing in this Clause 7.10 shall make any IBM Personnel an employee of or directly engaged by ntl or any member of the ntl Group and IBM shall indemnify ntl against any claim by any member of IBM Personnel that such a direct relationship exists with any member of the ntl Group.

7.11 Without prejudice to Clause 7.8 (IBM Personnel - health and safety; competence and capability), before allowing any of their staff (other than any of the Transferring Individuals) on to any Service Location or Shared Premises IBM shall take up and verify appropriate references in accordance with IBM's usual policy. These should be made available to ntl on request. IBM shall use reasonable endeavours to procure that all its sub-contractors shall do likewise.

7.12 At each Review Meeting IBM shall report on all planned and completed personnel movements materially affecting the Services.

7.13 Neither party during the Term of this Agreement shall solicit the other party's staff who have been employed or engaged in or in relation to the provision or utilisation of the Services or the performance of this Agreement at any stage within the previous 12 months in respect of employees and 6 months in respect of contractors. The obligations of a party under this Clause 7.13 shall be without prejudice to the provisions of Schedule 26 (Exit Plan) which allow transfer or movement of IBM Personnel to ntl or any Third Party Service Provider on termination of the Agreement in whole or in respect of a Constituent Service. For the purposes of this Clause 7.13


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
         "solicit" means the soliciting of such person with a view to engaging such person as an employee, director, subcontractor or independent contractor (including through the medium of a company which contracts to provide their services). For the avoidance of doubt, however, "solicit" does not include employing an individual in response to their reply to a bona fide advert made generally to the public.

7.14       CHANGES TO TRANSFERRING INDIVIDUALS

7.14.1 Notwithstanding the foregoing provisions of this Clause 7 (Personnel) and unless agreed otherwise by the parties through the governance procedure set out in Schedule 13 (Governance), IBM undertakes that, during the 90 day period immediately following the Services Start Date, 90% of the total number of Relevant Transferring Individuals shall continue to provide the Services and IBM shall actively seek to ensure there is no change in such personnel below this percentage level. In the event of any unavoidable changes to the Relevant Transferring Individuals, IBM having used all reasonable endeavours to avoid any changes, if the total percentage of remaining Relevant Transferring Individuals falls below 90% of the original number of Relevant Transferring Individuals, IBM will supply suitable comparably experienced and capable replacements should these personnel still be required to provide the Services.

7.14.2 IBM further undertakes that unless agreed otherwise by the parties through the governance procedure set out in Schedule 13 (Governance), during the second 90 day period immediately following the Services Start Date, 80% of the original total number of Relevant Transferring Individuals shall continue to provide the Services and IBM shall actively seek to ensure there is no change to such personnel below this percentage level. In the event of any unavoidable changes to the remaining Relevant Transferring Individuals, IBM having used all reasonable endeavours to avoid any changes, if the total percentage of remaining Relevant Transferring Individuals falls below 80% of the original number of Relevant Transferring Individuals, IBM will supply suitable comparably experienced and capable replacements should these personnel still be required to provide the Services.


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
8.       REVIEW MEETINGS

         Review meetings and governance meetings shall take place in accordance with the provisions of Schedule 13 (Governance) (as amended from time to time).

9.       SITES AND ACCOMMODATION

9.1 IBM agrees to provide the Services to the Service Locations, in relation to which the following provisions shall apply:

9.1.1 ntl shall permit IBM to occupy the Operational Properties under the terms set out in Schedule 5 (Property);

9.1.2 any damage to a Service Location or Operational Property, or office furniture or computer equipment at such a Service Location or Operational Property caused by negligence or wilful misconduct of IBM Personnel or its (as opposed to ntl's) visitors shall be the responsibility of IBM;

9.1.3 to the extent that these are not transferred under the Transfer Agreement nor under the 1998 Agreement to IBM, ntl shall permit IBM to use the fixtures, fittings and furnishings at the Underlet Premises at no charge; and

9.1.4 ntl shall use its reasonable endeavours to procure the continued availability to the Employees of the ntl employee facilities more particularly defined in Schedule 5 (Property) for so long as such facilities continue to be available to all ntl employees.

9.2        CHANGE TO LOCATIONS FROM WHICH SERVICES ARE SUPPLIED

9.2.1 IBM may change or add to the locations from which IBM provides services without the prior written consent of ntl provided that such relocation shall not in any way impair IBM's ability to perform the Services in accordance with the terms of this Agreement and shall not be intended to frustrate or impair performance of the Exit Plan or would impair ntl's or any Third Party Service Provider's ability to perform the Services after termination of this Agreement. IBM shall provide ntl with written information and a plan setting out the implications for the provision of the Services prior to any such relocation - including, in particular, response times, security of Data and Know-How, continuity of service provision and dependency on telecommunications networks. If there will be such an impairment then IBM shall obtain ntl's consent before implementing such plan. Subject to the provisions of Schedule 5 (Property), the costs and savings of any permitted move shall, in both cases, be IBM's. The provisions of this Clause 9.2.1 shall not affect the obligations in respect of the Operational Properties set out in
               Schedule 5 (Property).

9.2.2 If ntl wishes to change any of the properties comprised within the Shared Premises or the Underlet Premises or if any of those properties can no longer be used by IBM as a result of action taken or threatened by the relevant landlord including without limitation the exercise of any breaks or right to determine or wishes to add further premises to the Operational Properties (for example, as a result of a transaction described in Clause 25 (Alterations to the ntl Group)) then:

               (a) those new premises shall be used by IBM under the terms relevant either to Underlet Premises or Shared Premises as agreed to by the parties and the relevant provisions of
                    Schedule 5 (Property) shall apply accordingly; and

               (b) the technical and charging implications of this shall be addressed via Change Control;

               subject at all times to the provisions of Schedule 5 (Property).

10.      GROUP BUYING

         In accordance with the order management procedure in Schedule 2
         (Scope):


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
10.1 in the event that, in the course of providing the Services under this Agreement, IBM needs to place orders for any hardware or software and ntl has a requirement for the same or similar hardware and/or software, then if such requirement is related to this Agreement or otherwise, IBM shall upon reasonable notice and request of ntl (subject to any terms and conditions in the contract with the third party supplier which may prohibit this) add such ntl requirements to IBM's order with instructions to the relevant supplier to separately sell and deliver the relevant hardware and software directly to ntl and invoice ntl directly. In the event that the supplier is unwilling to agree to this, then IBM shall relieved of its responsibilities under this Clause 10.1.

10.2 Where IBM is procuring software licences from any third party pursuant to this Agreement, it shall, at the request of ntl, use its reasonable endeavours to procure for ntl and/or the ntl Group a right to use the applicable software under the terms of such licences to the extent such terms are acceptable to ntl and provided that IBM do not incur any additional liability as a result of procuring such right to use for ntl and/or the ntl Group.

10.3 ntl's rights under this Clause 10 extend to ordering hardware or software on behalf of other members of the ntl Group. For the avoidance of doubt IBM shall only respond to requests made by ntl and the obligation to pay for such hardware or software shall be that of ntl.

10.4 IBM shall not be required to take or transfer title to any software or hardware and IBM shall not give any warranty of any kind whatsoever (whether express or implied, by statute, in law or equity or otherwise arising) in relation to any hardware or software so supplied but shall use reasonable efforts to procure that the supplier enters into a warranty with ntl or the relevant ntl Group company.

10.5 Nothing in this Clause 10 (Group Buying) shall restrict IBM from purchasing hardware or software from a supplier which refuses to sell the same on the same terms to ntl (or any ntl Group Company). Subject to IBM complying with its obligations under this Clause 10 (Group Buying), IBM shall have no liability whatsoever: (i) if a


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
         supplier refuses to sell hardware or software to ntl (or any ntl Group Company); or (ii) in respect of any such sale from a supplier to ntl (or any ntl Group Company).


11.        REPRESENTATIONS AND WARRANTIES

11.1       IBM represents, warrants and undertakes to ntl that:

11.1.1 it has the necessary skill and experience to perform the Services at the specified Service Levels in accordance with Schedule 7 (Service Levels);

11.1.2 (subject to Clauses 14.1 and 14.2 (Consents and licences for Software Contracts)) it has, or shall obtain, all rights, titles, licences, permissions and approvals necessary to perform its obligations under this Agreement and shall renew the same as necessary during the Term;

11.1.3 it has the right to grant ntl and all members of the ntl Group any rights granted under this Agreement (both for those companies and/or for any Third Party Service Providers during the Term); and

11.1.4 it shall provide ntl with written notice of any change of control of IBM in accordance with Clause 26.1.3 (Change of control of IBM) within 10 Business Days of the same.

11.2 IBM does not warrant the accuracy of any advice, report, data or other product delivered to ntl to the extent it is produced with or from data provided by ntl if and to the extent that any error is due to inaccuracy in such data.

11.3     ntl represents, warrants and undertakes to IBM that:

11.3.1 subject to any necessary landlord's consent in respect of the Underlet Premises (for so long as they are Underlet Premises) ntl is authorised to permit IBM access to and use of the Service Locations and Operational Properties used in


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
               connection with performing the Services subject to compliance by IBM with the terms of Schedule 5 (Property) and its other obligations under this Agreement;

11.3.2 the Service Locations and Shared Premises comply with the requirements of the Health and Safety at Work etc. Act 1974 and any other relevant health and safety regulations. For the avoidance of doubt, this does not extend to the Underlet Premises;

11.3.3 (subject to Clauses 14.1 and 14.2 (Consents and licences for Software Contracts)) it has, or shall obtain, all rights, titles, licenses, permissions and approvals necessary to perform its obligations under this Agreement; and

11.3.4 it shall provide IBM with written notice of any change of control of ntl in accordance with Clause 26.2 (IBM's right of termination) within 10 Business Days of the same.

11.4 With respect to any work undertaken by or on behalf of IBM with respect to Projects, IBM represents and warrants to ntl that:

11.4.1 any Deliverables will be of satisfactory quality and shall be in accordance with any Specification or Statement of Work agreed between the parties;

11.4.2 the Deliverables will be free from defects in design, material, workmanship and performance and will conform to their agreed Specification or Statement of Work;

11.4.3 the Deliverables will not contain any computer viruses, trojan horses or similar destructive, disruptive or nuisance programs which should have been identified by IBM using current accepted industry practice;

11.4.4         the Deliverables will comply with all applicable laws;


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
11.4.5 the Deliverables will comply with all specific regulations and/or standards which relate to the Deliverables and which have been previously advised to IBM (whether specifically or as being applicable to all Deliverables);

11.4.6 without prejudice to the generality of Clause 11.4.1 (Warranty regarding Deliverables), any and all Projects will be performed by appropriately qualified and experienced personnel, with due care and skill as it is reasonable for ntl to expect; and

11.4.7 there will be no mortgages, charges, liens, security interests or other encumbrances and/or obligations over or affecting the Deliverables except as otherwise agreed between the parties.

12.      THIRD PARTIES

12.1 Without prejudice to ntl's rights to terminate under Clause 4.6 (Termination for Convenience) (or to act as it wishes outside of the Scope ntl reserves the right to provide for itself or alternatively to seek tenders from third parties (which may or may not include IBM) in respect of software development services other than in respect of those projects listed in Schedule 8 (Development Projects) provided that nothing in this Clause 12.1 shall relieve ntl of any obligations identified within Schedules 6 (Charges).

12.2 If IBM is included in any list of tenderers ntl reserves the right to appoint a tenderer other than IBM if it considers it to be more suitable for its purposes. If any Third Party Service Provider is appointed to provide services (the "Third Party Services") then, to the extent this is in addition to the provision of services by IBM, IBM shall provide such Documentation and assistance as is reasonably necessary for the integrating of such Third Party Services into or with the Services. IBM shall use reasonable endeavours to ensure that such assistance is provided by the IBM Personnel, but to the extent that such resource is unavailable (because of IBM's other obligations under this Agreement) or insufficient, then IBM shall be entitled to charge


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
         ntl for any additional resource reasonably required, the charges for this to be determined through Change Control.

12.3 IBM shall permit any Third Party Service Provider or ntl to use any System to the extent it is the subject of this Agreement for system test purposes, remedial or diagnostic purposes or for the purposes of the Exit Plan at times to be agreed between such Third Party Service Provider or ntl and IBM, such agreement not to be unreasonably withheld or delayed. IBM shall not be obliged to allow such Third Party Service Provider access to any System or to any IBM Premises unless such Third Party Service Provider has signed an appropriate confidentiality agreement with IBM and undertaken to comply with IBM's security arrangements.

12.4 Nothing in this Agreement shall prevent ntl from allowing third parties to make use of the Systems and/or Services provided to it by IBM under this Agreement where such third parties provide ntl with other services and their usage is equivalent to that of an end user.

12.5 IBM shall not be liable to ntl hereunder to the extent that any failure by IBM to provide the Services in accordance with the terms of this Agreement is as a result of the use of any System by, or any act or omission of, any Third Party Service Provider or ntl. In such circumstances, IBM shall notify ntl of such effect and shall co-operate with ntl and/or the Third Party Service Provider in resolving any such problem, the charging implications of which shall be addressed via Change Control.

13.      THE EQUIPMENT

13.1 Except as provided for in Schedule 4 (Third Party Contracts and Software), IBM shall have the responsibility during the Term for arranging and paying for maintenance of the Equipment, both remedial and preventative.

13.2 IBM shall keep the Equipment in good and substantial repair and condition and, unless required to fulfil its obligations under this Agreement, may not make any alteration (other than routine upgrades) to any Equipment which remains or is ntl's


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
         property except with the prior written agreement of ntl (such consent not to be unreasonably withheld or delayed).

13.3 IBM shall not (and shall not purport to) create any security interest over or share possession or use of the Equipment without the prior written agreement of ntl (such consent not to be unreasonably withheld or delayed) if, in either case, this would hinder ntl's ability to have Equipment transferred to it or a Third Party Service Provider free of any such security interest or sharing of possession or use upon termination of this Agreement in whole or in part.

13.4 Without prejudice to all the other provisions of this Agreement, risk of loss or damage to the Equipment itself shall lie with the party who has the custody and control of such Equipment save to the extent such loss or damage is caused by the other party, its agents or contractors. Upon receipt of reasonable request from ntl, IBM shall promptly notify ntl of the replacement value of the Equipment.

13.5 For the avoidance of doubt, this Clause 13 (the Equipment) shall apply irrespective of whether the Equipment is owned by ntl or by IBM.

14.      SOFTWARE, DATA AND KNOW-HOW USED IN THE SUPPLY OF SERVICES

14.1 IBM hereby acknowledges and agrees that all consents and licences in respect of the Software Contracts transferred to IBM pursuant to the 1998 Agreement and any Software Contracts entered into pursuant to the 1998 Agreement prior to the Services Start Date that are, in both cases, still relevant to the provision of the Services as at the Services Start Date are in place and sufficient to allow IBM to provide such Services under this Agreement as were provided under the 1998 Agreement.

14.2 ntl shall use its reasonable endeavours to ensure that all consents and licences in respect of transferring rights to, or permitting IBM to, use software the subject of the Current Contracts (as updated by the parties as a consequence of Joint Verification) and Retained Third Party Contracts (as updated from time to time in accordance with Schedule 4 (Third Party Contracts and Software) necessary for the performance of the


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
         Services, are obtained (though if there is any obligation to maintain such consent or licence then IBM shall be responsible for this). In the event that any such consent is not obtained, IBM shall be relieved of any obligation to provide the Services and/or meet Service Levels to the extent that such Services and/or Service Levels are affected by the failure to obtain the required consent. However, in such circumstances IBM shall provide such assistance to ntl as ntl may reasonably require and the parties shall co-operate with each other in achieving a reasonable alternative arrangement for ntl to continue to process its work with minimum interference to its business operations.

14.3 All Intellectual Property in any Materials created by ntl or for ntl by third parties and which is transferred to IBM or which IBM is permitted to use under or pursuant to the 1998 Agreement, this Agreement or the Transfer Agreement shall remain with ntl and IBM shall have a non-exclusive right to use such Intellectual Property during the Term for the sole purpose of providing the Services.

14.4 All Intellectual Property in any Materials created by IBM or its sub-contractors for ntl under this Agreement and which are not Derivative Works of existing Materials of IBM shall be vested in ntl and IBM shall deliver to ntl a copy of such Materials including the source code for any such Materials which are programs as soon as reasonably practicable upon completion of development of such Materials, or earlier termination of this Agreement and in either case subject to payment due for the work done to produce such Materials prior to the date of termination provided always that IBM will not unreasonably withhold delivery of such Materials where a bona fide dispute as to the payment due exists. IBM shall have a non-exclusive right to use such Materials during the Term for the sole purpose of providing the Services. For the avoidance of doubt the Intellectual Property in ICMS or any Derivative Work thereof shall (unless the parties have agreed otherwise) vest in IBM.

14.5 In the event that IBM identifies opportunities to exploit any Materials in which Intellectual Property is owned by ntl pursuant to Clause 14.4 outside the ntl Group then IBM may approach ntl for the grant of a licence to IBM to exploit such Materials. ntl shall consider any commercial arrangements proposed by IBM in respect of such licence and not unreasonably withhold or delay its consent to such a request where the


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
         opportunity does not conflict with the interests of any member of the ntl Group. Where ntl consents to such a request it represents to IBM that ntl is the party entitled to give consent to the request. In the event that ntl identifies any opportunity for exploitation of any Materials in which Intellectual Property is owned by ntl pursuant to Clause 14.4 outside the ntl Group, it shall give IBM reasonable opportunity to participate in such exploitation provided that if the parties are unable to agree commercial arrangements in a reasonable timescale, ntl shall be free to exploit such Materials itself or via a third party. Both parties shall at all times act in good faith and without delay and where opportunities are so identified, seek to agree mutually beneficial arrangements. Any licence granted by ntl shall not excuse IBM from its obligations to comply with Clause 17 (Confidentiality) in respect of any ntl Confidential Information contained or comprised within any such licensed Materials.

14.6 Where as part of the Services any Material which is not a Derivative Work is supplied by IBM to ntl which is software used to integrate IBM Software Product(s) or to integrate Third Party Software Products or to integrate IBM Software Products with Third Party Software Products all Intellectual Property in such Material shall be vested in ntl and IBM shall have an irrevocable non-exclusive royalty free worldwide licence to use, copy and modify such Material (and to sublicence others to use, copy and modify such Materials).

14.7 Where as part of the Services any Material is supplied to ntl which is a Derivative Work of any existing Material of IBM:

14.7.1 where existing Material is either ICMS or IBM System Software, the Intellectual Property in the Derivative Work shall vest in IBM (unless the parties have agreed otherwise) and ntl shall have a licence to use such Derivative Work on IBM's normal commercial terms for customers of similar standing to ntl. Such licence will be royalty free for the Term and irrevocable to the extent ntl complies with the terms thereof. Such licence will include the right to permit Third Party Service Providers to use such Derivative Work for the purposes of providing ntl with like services to those provided by IBM hereunder following termination of the provision of any of the Services by


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
               IBM provided that for so long as ntl remains the licensee of such Derivative Work, ntl shall be responsible for compliance with the licence terms by such third parties and shall pay or procure the payment of the prevailing licence fees in accordance with this Clause 14;

14.7.2 where the existing Material is not ICMS or IBM System Software, the Intellectual Property in the Derivative Work (other than the Intellectual Property in the existing Material) shall vest in ntl and ntl shall have an irrevocable, non-exclusive royalty free licence under the Intellectual Property in the existing Material, to the extent the same is contained in the Derivative Work, to use, copy, modify and make Derivative Works of such existing Material for its and ntl Group companies' internal business purposes and (subject to Clause 14.8) IBM shall have an irrevocable, non-exclusive, royalty free, worldwide licence to use, copy and modify such Material (and to sub-license others to use, copy and modify such Material).

14.8 Subject always to IBM's client confidentiality IBM shall use all reasonable endeavours to notify ntl in advance of all proposals to use, copy or modify any of the Materials referred to in Clause 14.6 or
         14.7.2 by or on behalf of a third party or create Derivative Works of such Materials by or on behalf of third parties if such third parties are in the television (including without limitation digital and interactive services), telecommunications (including, without limitation, internet and internet protocol service providers) and cable industries from time to time and such other industries which may be agreed between the parties. IBM will not unreasonably withhold agreement to adding industries which are directly related to the foregoing. If ntl reasonably believes that it would be materially prejudiced by the use by or on behalf of a third party of any Materials referred to in Clause 14.6 or 14.7.2 or any Derivative Work thereof, then IBM shall not use, copy modify or create Derivative Works of those Materials for use by or on behalf of such third party for a period of eighteen months, or such other period as the parties may agree in writing. ntl shall not unreasonably withhold its consent for the using, copying or modifying of such Materials or creation of any Derivative Works of such Materials.



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
14.9 As between ntl and IBM, ntl shall own the Intellectual Property in all Know-How and in all Data supplied by ntl to IBM under this Agreement and in all Data generated by IBM on behalf of ntl (other than IBM's
         Data) or by ntl during the provision of the Services under this Agreement and IBM shall have a non-exclusive right to use the same during the Term for the sole purpose of providing the Services.


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14.10    INVENTIONS

         Inventions made in the course of the Agreement and embodied in Materials supplied to ntl or used or planned to be used in the provision of Services shall be treated as follows:

14.10.1 In the case of any invention made by IBM, the right to apply for patent protection therefor and any patent granted thereon shall belong to IBM, subject to a worldwide, non-exclusive royalty-free irrevocable licence (with right to sublicence) hereby granted to ntl and the other members of the ntl Group under any such patent granted. Such licence will include (without limitation) the right to make, have made, use, have used, lease, sell and/or otherwise transfer any apparatus and/or practice and have practised any method, and shall include the right to grant, directly or indirectly sub-licences to Third Party Service Providers; and

14.10.2 in the case of any invention made jointly by ntl and IBM, the right to apply for patent protection therefor and ownership of any patent granted thereon shall be joint and ntl and IBM shall each have the right to exploit any such patent in any manner and to grant licences thereunder to third parties and to assign its rights therein, in each case without accounting to or requiring the consent of the other. All expenses incurred in obtaining and maintaining any such jointly owned patent shall be equally shared, but if either party shall elect not to file a patent application in any country, the other shall have the right to obtain and maintain a patent in that country at its own expense and shall have full control of the prosecution and maintenance thereof, even though title thereto shall remain joint as aforesaid.

15.      TECHNOLOGY REFRESH AND SOFTWARE CURRENCY

15.1 Without prejudice to any further obligations contained in the Schedules to this Agreement and subject to ntl's responsibilities set out in
         Schedule 25 (Asset Refresh), IBM shall ensure that the Equipment and Software is technologically sufficient so as to allow IBM to meet the Service Levels and as necessary, to meet its business


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         requirements notified to IBM from time to time and, in particular, so that IBM can comply with Clause 15.3. ntl or such third parties as ntl shall consider reasonably necessary may conduct quality audits in accordance with the audit provisions referred to in Schedule 23 (Audit). IBM shall co-operate in the conduct of such quality audits in accordance with Schedule 23 (Audit).

15.2 In the event that any quality audit in respect of the above discloses that the Equipment is below the specified standard, IBM shall propose a plan for updating the Equipment to that standard within a reasonable period. Unless ntl agrees otherwise, IBM shall implement the plan for updating the Equipment as soon as reasonably practicable subject always to ntl performing its responsibilities in accordance with Schedule 25 (Asset Refresh).

15.3 Subject to any other provisions of this Agreement with regard to payment of licence or upgrade fees, IBM agrees to maintain reasonable currency for releases and versions of Software, unless otherwise mutually agreed as part of a Project and/or as specified in the ITOP. For these purposes, reasonable currency shall mean that support is available from the licensor for the release or version installed.

15.4 In the event that one party requests the other party to delay upgrading specific Software as set out in Clause 15.3 then the other party shall comply (except if the requesting party is IBM and the delay will affect Service Levels adversely) provided that the requesting party reimburses the other party for any reasonable costs incurred as a result of either of the following:

15.4.1 being prevented from taking economic or performance advantage of appropriate technology; or

15.4.2 incurring additional costs (which shall include but not be limited to Software-support costs due to withdrawal of maintenance by the licensor or multiple-version charges).


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15.5     In the event that one party requests the other party to operate and maintain multiple versions of System Software, the other party shall comply provided that the requesting party reimburses the other party for any reasonable costs incurred as a result thereof. Where the requesting party is:

15.5.1 IBM, this is subject to this not adversely affecting the Service Levels; or

15.5.2 ntl, then IBM shall be relieved from related Service Levels to the extent that such Service Levels are adversely affected due to the operation and maintenance of multiple versions.

15.6 Software shall not be introduced which does not comply with the Supported Products Register implemented other than in accordance with
         Schedule 20 (Operating Environment Standard).

16.      CHARGES AND PAYMENT TERMS

16.1     DETERMINATION OF CHARGES

         In consideration of the provision of the Services ntl shall pay with respect to the period commencing on the Services Start Date to IBM an amount determined in accordance with Schedule 6 (Charges). In respect of any time and materials element, the number and skills classification of IBM Personnel for which payment is made by ntl shall be as provided for in Schedule 9 (Projects) and Schedule 6 (Charges).

16.2     ABSENTEES

         For the avoidance of doubt, no payment shall be due (for any time and materials element) from ntl in respect of any IBM Personnel who do not provide the Services.

16.3     NO OTHER CHARGES


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         Save as expressly agreed between the parties in writing pursuant to
         Change Control or as otherwise stated in this Agreement, there shall be no other charges in addition to those set forth in this Clause 16 payable by ntl pursuant to this Agreement.

16.4     CURRENCY

         All payments to IBM shall be made in the official currency of the Territory and if there is more than one then that which ntl selects on a prospective basis on not more than one occasion with the agreement of IBM, such agreement not to be unreasonably withheld. If, during any period of multiple official currencies, ntl selects the right to pay in euros then it shall be entitled to change that basis of payment to the other official currency without additional charge on one occasion.

16.5     EXCLUSIVE OF VAT

         All prices are exclusive of Value Added Tax and, to the extent that such tax is properly referable or chargeable to ntl, ntl shall pay the same in addition to the Charges against delivery of a valid VAT invoice.

16.6     INVOICES

         The monthly portion of the Annual Services Charges shall be invoiced to ntl monthly in advance. Variable Charges shall be applied to the equivalent invoice issued following the month in which the relevant Services were rendered. Any other charges and other sums due pursuant to this Agreement shall be invoiced no earlier than the end of the month in which they arise.

16.7     CREDIT PERIOD

         All amounts due under this Agreement shall be paid on the last Business Day of each month provided that the invoice was hand-delivered on the first Business Day of such month and, otherwise, within 30 days of receipt of such invoice.


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16.8     DISPUTED AMOUNTS

         Where any sum is the subject of a bona fide dispute, the undisputed portion shall be paid in accordance with this Agreement and, after settlement of the dispute, any amount agreed or determined to be payable shall be included within the next monthly invoice and be paid accordingly, together with interest calculated under Clause 16.13 (Interest).

16.9     INVOICE DETAILS

         Invoices shall show all elements of the Charges and other amounts due thereunder and any amounts to be credited to ntl in accordance with the agreed form of invoice. The initial form of the invoice is as included within Schedule 6 (Charges) and changes to it by ntl under this clause are to be as agreed by the parties. If ntl wishes to attribute the Charges to the different companies, businesses and business units within the ntl Group then the parties shall seek to agree, in good faith, a method of doing this and if there is a material cost associated therewith to IBM then this shall be dealt with via Change Control.

16.10    OTHER AMOUNTS DUE

         ntl may set off against the Charges and other amounts due hereunder any amounts due and payable by IBM to ntl under this Agreement.

16.11    FURTHER DISPUTES

         The payment of any amount pursuant to an invoice shall not prevent ntl raising a dispute in respect of that amount and shall not constitute acceptance by ntl as to the performance by IBM of its obligations under this Agreement.

16.12    CREDITS DUE TO NTL


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         Where ntl is entitled to receive a credit from IBM, this Agreement shall treat the amount of the credit as a sum due to be paid to ntl by IBM (and, if the combined account shall be in ntl's credit then, at its option, ntl may raise an invoice and require payments of the same on the same basis (both as to payment date and interest) as sums payable by ntl to IBM).


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16.13    INTEREST

         If any party fails to pay any sums due under this Agreement by the due date for the payment of the same then interest on such sum shall be calculated from the last date on which it could have been paid without incurring interest to the date of actual payment (after as well as before judgment) at the rate of 2% per annum above the base rate of HSBC plc from time to time.

16.14    DAY RATES AND EXPENSES

         Except as otherwise set forth in Schedule 6 (Charges), all day rates shown in the Schedules as a basis for calculations of Charges are inclusive of expenses incurred by such individuals in the performance of their duties.

16.15    IBM CHARGING RATES - TIME AND MATERIALS

         Where any rate per period of time has been specified by IBM as the basis for charging for any Project or piece of work then that rate shall be fixed and not be subject to increase, unless the possibility of an increase in the rate was agreed by ntl at the time of agreeing to the project or piece of work or is pursuant to an Index adjustment (unless otherwise agreed through Schedule 32 (Change Control)).

16.16    OTHER PAYMENT PROVISIONS

16.16.1 On the Services Start Date, ntl shall pay to IBM a pro-rated proportion of the monthly portion of the Annual Services Charge for May 2001.

16.16.2 The Annual Services Charges for the final calendar month of the Term shall be pro-rated to the number of days remaining in the Term.


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17.      CONFIDENTIALITY

17.1     CONFIDENTIAL INFORMATION

         Each party shall keep confidential all information (including the terms of this Agreement) and documentation including (without limitation) the Data and other information concerning the business or trade secrets, manufacturing processes, Know-How or methods used by the other party in carrying on business ("Confidential Information"), obtained from the other pursuant to or in connection with the 1998 Agreement (to the extent that it relates to the Services provided pursuant to this Agreement), this Agreement and/or the Transfer Agreement both before and after the Services Start Date. IBM may only disclose Confidential Information regarding ntl to those IBM Personnel who require such Confidential Information for the purpose of carrying out IBM's obligations under this Agreement. IBM may only disclose Confidential Information regarding ntl to Contractors for the purpose of carrying out IBM's obligations under this Agreement and who have entered into equivalent confidentiality obligations to those contained in Schedule 11 (Confidentiality Undertaking) or this Clause 17 provided that this obligation shall not apply to any contracts originally with members of the ntl Group which have been or are assigned, transferred or novated to IBM. ntl may only disclose Confidential Information regarding IBM to those of its personnel who require such Confidential Information for the purpose of ensuring this Agreement and the Services operate efficiently, and in order to protect ntl's rights and interests hereunder. Each party shall take the same care to avoid disclosing Confidential Information of the other party to any third party as the receiving party takes with similar information of its own which it does not wish so to disclose.

17.2     PERMITTED USE

17.2.1 Each party agrees that it shall not use any Confidential Information regarding the other party for any purpose other than the performance of its respective obligations or enforcing its rights under this Agreement or as otherwise permitted hereunder, nor copy or disclose any such Confidential Information to


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         any third party without the written consent of the other party's authorised representative.

17.2.2 Both parties shall be permitted to disclose this Agreement to their professional advisers, agents or representatives (including those who are assisting it in connection with this Agreement) and in respect of ntl to any other entity within the ntl Group subject to appropriate confidentiality obligations.

17.3     EXCEPTIONS

17.3.1 The provisions of this Clause 17 shall not apply to Confidential Information which the recipient can show to the disclosing party's reasonable satisfaction:

         (a) was known to the recipient (without obligation to keep the same confidential) at the date of its disclosure;

         (b) is after the date of disclosure lawfully acquired by the recipient in good faith from an independent third party who is not subject to any obligation of confidentiality in respect of such Confidential Information;

         (c) in its entirety was at the time of disclosure or has become public knowledge otherwise than by reason of the recipient's neglect or breach of the restrictions set out in this or any other agreement; or

         (d) is independently developed by the recipient without access to any or all of the Confidential Information.

17.3.2 Nothing in this Clause 17 shall prevent either party from disclosing confidential information to the extent such disclosure is required by law, judicial action, recognised stock exchange, governmental department or agency or other regulatory authority to be disclosed in which event the


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         recipient shall take all reasonable steps to consult and take into account the reasonable requirements of the other party in relation to such disclosure.

17.4     COMMENCEMENT AND SURVIVAL

         The obligations in this Clause 17 shall be effective from the Commencement Date and survive the expiration or termination of this Agreement.

17.5     RESIDUAL KNOWLEDGE: GENERAL AND UNIQUE

         This Clause 17 (Confidentiality) shall not apply to information relating to information technology general data processing or general information handling which is validly disclosed to the other party for the purposes of this Agreement, which is retained mentally in the ordinary course of performing the Services and which forms part of the general skill and knowledge of those employees or agents of the recipient to whom Confidential Information is disclosed pursuant to this Agreement provided that this shall not apply to such information which is either party's:

17.5.1            Customer, supplier and other trade relationships;

17.5.2            Employee and management relationships;

17.5.3 Finances, including revenues, costs, profitability and its relationships with investors, bankers or providers of finance;

17.5.4            Government and regulatory relationships;

17.5.5            Partnerships, joint ventures and investment relationships;

17.5.6            Business plans, development plans and business strategies;

17.5.7            Business conduct and compliance;


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17.5.8            Patents, utility models, trade and service marks, trade and business names, domain names, rights in designs, copyrights, moral rights, topography rights, and rights in databases, in all cases whether or not registered or registrable; or

17.5.9 Position or relationship with the community, health & safety, and the environment,

         Nothing in this Clause 17.5 shall permit a party to disclose to any person the source of such information to any person.

18.      SECURITY, RISK MANAGEMENT, CRISIS MANAGEMENT AND DISASTER RECOVERY.

18.1     PHYSICAL SECURITY

         IBM shall ensure at all times that any area occupied by it within the Shared Premises is kept for use solely in respect of provision of Services to ntl under this Agreement and accessed only by authorised IBM Personnel and ntl Personnel (or any authorised representative of ntl), and any other persons authorised by the same in order to facilitate the performance of the Services. Access by such authorised persons shall be limited further by such security measures as are in place from time to time at the Building or the ntl Property (whichever is applicable). If such security measures involve:

18.1.1 any physical items (such as an electronic identity or swipe card) then IBM shall ensure that they are returned to IBM upon the termination of the employment of any individual or the completion of any services for which they were required to be issued to a contractor then, upon any non-return of such physical item, IBM shall inform ntl's representative at the Building of this forthwith (and IBM shall itself bear all attendant reasonable costs following from the non-return and any necessary security measures consequent upon the same); or


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18.1.2            a security code provided to individuals then IBM shall not provide it to anyone other than IBM Personnel (without ntl's prior written consent) and upon any termination of employment of such an employee or of use of such IBM Personnel to provide the Services (or other person consented to by ntl) shall inform the ntl's representative of the termination of their employment or other involvement with IBM.

18.2     INFORMATION SECURITY

         IBM shall ensure that all Confidential Information relating to ntl and its customers, all ntl Software (including any developed under this Agreement) and all of ntl's Data are kept under secure conditions and in accordance with Schedules 17 (Quality) and 18 (Security) (including in compliance with BS7799 to the extent that ntl comply with BS7799 as at the Services Start Date) so as to protect them effectively from unauthorised access and shall promptly inform ntl if IBM has any reason to suspect that there has been unauthorised access or any dissemination outside of IBM.

18.3     STANDARDS AND POLICIES

         In addition to the obligations in Clauses 18.1 (Physical Security) and
         18.2 (Information Security), IBM shall comply with all ntl policies communicated in writing to IBM from time to time. In respect of a change of policy this obligation is to be complied with as soon as reasonably practicable after a consultation period appropriate both to the importance of the change and the scale of the consequent changes in procedure required. If any such change results in alteration with a material financial impact on IBM then the provisions of Change Control shall apply.

18.4     LOSS OR DESTRUCTION OF NTL'S DATA

         If ntl's Data is for any reason damaged, lost or destroyed (hereinafter the "Lost Data"), IBM shall:

18.4.1            retrieve the Lost Data from the last back-up;


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18.4.2            reconstruct the Lost Data (to the extent practicable) to the date of the last back-up required in accordance with the back-up arrangements specified in this Agreement if the Lost Data is irretrievable due to IBM's failure to perform its back-up obligations; and

18.4.3 reconstruct the Lost Data (to the extent practicable) from the date of the last back-up required in accordance with the back-up arrangements specified in this Agreement.

      Services performed under Clause 18.4.3 shall be chargeable to ntl and shall be agreed in accordance with Change Control (save if and to the extent such reconstruction is required by reason of breach of this Agreement by IBM or any negligent act or omission of IBM then such work shall be carried out by IBM at no additional charge).

18.5     BACK-UPS OF DATA

         IBM shall back-up all Data reliably in accordance with ntl policy documented and implemented by ntl as at the Services Start Date and as communicated in writing to IBM (or in accordance with this Agreement to the extent that it is recorded herein) and, subsequently, in accordance with the e-Procedures.

18.6     CRISIS MANAGEMENT

         Without prejudice to the provisions of Schedule 18 (Security), IBM shall comply with the ntl Crisis Management Plan as attached as Exhibit 1 to Schedule 14 (Disaster Recovery Services). ntl may from time to time propose changes to such Crisis Management arrangements, which shall be managed through Change Control. IBM shall be responsible for implementing the IT Disaster Recovery Plan agreed in accordance with
         Schedule 14 (Disaster Recovery Services).

18.7     CRISIS MANAGEMENT SIMULATION

         ntl shall be entitled to inspect IBM's arrangements to implement its part of the Crisis Management Plan and to observe their execution. IBM shall provide a representative


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         to participate at no additional charge in a reasonable number of ntl's own rehearsals of the Crisis Management Plan. For the avoidance of doubt, rehearsals shall not include the invocation of the Disaster Recovery Plan agreed in accordance with Schedule 14 (Disaster Recovery Services). IBM shall co-operate with ntl in a reasonable number of ntl's simulations of Crisis Management scenarios without additional charge. Such simulations may be at any level, from a system, or a Service Level to the entirety of the Services and shall be subject to reasonable notice being provided by ntl. In the event that a simulation shows that IBM's arrangements do not meet the requirements of the Crisis Management Plan then IBM shall rectify them promptly and participate in a further simulation.

18.8     CRISIS SITUATION

         Either party may reasonably designate as a crisis situation an event or anticipated event which would materially affect ntl from carrying on its business in the ordinary course. In such a situation ntl may require rapid implementation of changes to the Services and IBM and ntl shall convene a crisis management team to implement ntl's requirements. ntl shall work with IBM in order to specify how the crisis is to be handled. ntl shall be entitled to require the IBM Project Executive to attend meetings of the ntl crisis team. The parties agree that in such a crisis situation implementation of changes to the Services required by ntl pursuant to this Clause 18.8 shall not be delayed in any way due to a failure of the parties to agree costs in this respect. The parties agree that the required changes shall be implemented immediately and the parties shall reconvene as soon as reasonably practicable to agree charges in good faith. If the parties are unable to reach agreement then they shall escalate the matter as specified in Clause 37 (Problem Escalation and Resolution) of this Agreement and in default of agreement the matter shall be resolved in accordance with the dispute resolution procedure set out in Clause 38 (Dispute Resolution).

18.9     RISK MANAGEMENT METHODOLOGIES

         IBM shall participate in ntl's risk management process and in particular shall, as and when reasonably required, undertake risk assessments using tools and methodologies


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         prescribed by ntl and report the outcome to ntl. Such assessments shall be subject to the provisions of Change Control, without prejudice to Clause 18.6 (Business Continuity and Crisis Management). All deficiencies in the performance of IBM's obligations under this Agreement identified during such review or process shall be rectified by IBM unless the parties agree otherwise. IBM shall, if requested, attend and participate in any risk management forum.

18.10    PROVISION OF INFORMATION

         IBM shall provide ntl with such information as it reasonably requires for insurance underwriting purposes from time to time.

19.      MANAGEMENT AND CHANGE CONTROL

19.1 The parties shall comply with the processes and procedures for managing and controlling all aspects of change to any part of the Scope or terms of this Agreement in accordance with Schedule 29 (e-Library, e-Procedures and Inventory) and Schedule 32 (Change Control).

20.      LEGISLATIVE AND QUASI-LEGISLATIVE REQUIREMENTS

20.1     DATA PROTECTION AND OTHER LEGISLATION

20.1.1 The provisions of this Clause 20 shall be subject to the provisions of Schedule 27 (Separation Issues) for the period referred to in such schedule and otherwise in accordance with its terms. To the extent that there is any conflict between the terms of this Clause 20 and the provisions of Schedule 27 (Separation Issues) in relation to the matters set out in
                  Schedule 27 (Separation Issues), the terms of Schedule 27 (Separation Issues) shall prevail.

20.1.2 In the context of providing the Services to ntl IBM may process personal data of which ntl is the data controller. ntl will be the data controller of such personal data processed by IBM for ntl in providing the Services. IBM will


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                  merely act in relation to such personal data of which ntl is the data controller as a data processor on behalf of ntl.

20.1.3 Each party shall ensure that it shall at all times during the Term comply with the provisions and obligations imposed on it in its role as data controller or data processor (as the case may be) by Data Protection Legislation (including making and/or amending all registrations necessary to allow it to fulfil its obligations under this Agreement), the data protection principles and any other similar applicable Legislation, and all personal data acquired by either party from the other shall be returned or deleted (at the option of the requesting party) on request save to the extent required by that party to discharge its obligations hereunder. The remaining sub-clauses in this Clause 20 are without prejudice to the general obligation contained in this Clause 20.1.

20.2     DISCLOSURE OF PERSONAL DATA, INCLUDING TO ITS SUBJECTS

         Each party shall indemnify the other in respect of any unauthorised disclosure of personal data by such party. The parties hereby acknowledge that performance of a duty imposed by the Data Protection Legislation shall not constitute a breach of any obligation in respect of confidentiality which may be owed to the other party. However, wherever reasonably practicable, the party acting under such duty shall first inform the other party of the request and consider in good faith any objections to the proposed disclosure. In any event, the party acting under such duty shall provide a copy of all personal data which it does so disclose to the other party

20.3     IBM - DATA PROCESSOR

         IBM hereby warrants to ntl that IBM shall not process any data other than in accordance with ntl's instructions. If these instructions are such as to have a material affect on the performance of its obligations or the cost of such performance then the implications of this shall be dealt with via Change Control.

20.4     NTL - DATA CONTROLLER


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         ntl hereby warrants to IBM that ntl is registered as a 'data controller' in accordance with and pursuant to the Data Protection Act 1998 and that it shall maintain all necessary registrations and/or notifications, during the Term in respect of the data which it obtains, possesses or processes or which IBM is required to obtain, possess or process on its behalf pursuant to this Agreement.

20.5     PERSONAL DATA SECURITY

20.5.1 ntl shall provide to IBM sufficient information about all processing of personal data, including information about the risks to individuals presented by such processing, that IBM is obliged to perform during the Term, to enable IBM to make an assessment of the level of personal data security that is required. Subject to Clause 20.5.2 below but otherwise without prejudice to IBM's other obligations in respect of information security (and except as provided to the contrary in Schedule 27 (Separation Issues)), IBM shall:

                  (a) having regard to the state of technological development and to the cost of implementing any measures provide a level of security (including appropriate technical and organisational measures) appropriate to:

                  (i)               the harm that might result from:

                                    (aa)     unauthorised or unlawful processing
                                             of such personal data; or

                                    (bb)     accidental loss, destruction or
                                             damage of such personal data; and

                  (ii) the nature of the data;

                  (b) take reasonable steps to ensure the reliability of IBM's staff who have access to the personal data;

                  (c) provide ntl with such information as ntl may reasonably require from time to time to establish IBM's compliance with the obligations relating


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                           to security contained in the Data Protection
                           Legislation and as set out in Schedule 18 (Security); and

                  (d) inform ntl as soon as reasonably practicable of any particular risk to the security of ntl's computer networks of which it becomes aware and of the categories of personal data and individuals which may be affected.

20.5.2 Without prejudice to the provisions in Schedule 27 (Separation Issues), the parties acknowledge that Schedule 18 (Security) meets the level of security required under Clause 20.5.1(a) as at the Services Start Date. If as a consequence of IBM providing the Services to ntl under this Agreement there is a change in the level of security required under Clause 20.5.1(a) above as a result of:

         (a)      a change in the nature of the data; or

         (b) the level of security specified in Schedule 18 (Security) being lower than that which is appropriate;

         and the change is such as to have a material effect on the performance of IBM's obligations or the cost of such performance then the implications of this shall be dealt with via Change Control provided that there shall be no increase in the Charges except to the extent that the change in the level of security required is attributable to a change in the nature of the data or to the level of security set out in
         Schedule 18 (Security) being lower than that which was appropriate as at the Services Start Date. IBM shall be relieved of its obligations under Clause 20.5.1(a) in respect of personal data of which ntl is the data controller to the extent that ntl does not agree to changes proposed (via Change Control or otherwise) by IBM to comply with Clause
         20.5.1 (a) or otherwise refuses to agree reasonable security measures proposed by IBM and ntl shall inform IBM of the extent to which (if at all) any security measures proposed by IBM would not, if implemented, comply with the requirements of Clause 20.5.1 (a).


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20.6     DATA PROTECTION LEGISLATION (TELECOMMUNICATIONS INDUSTRY SPECIFIC)

         IBM shall ensure that each System is able to produce itemised and non-itemised bills for ntl's subscribers if required to do so by ntl.

20.7     OVERSEAS TRANSFERS OF PERSONAL DATA

20.7.1 ntl shall not require or purport to require IBM to transfer personal data to another territory where such a transfer is prohibited by Data Protection Legislation.

20.7.2 IBM shall only process personal data outside of the European Economic Area with ntl's prior written consent, such consent to be in ntl absolute discretion provided that where such consent is withheld IBM shall be relieved of its obligations to process data to the extent affected by such withholding of consent.

20.8     OTHER GUIDELINES

         IBM shall at all times act in a manner consistent with the requirements of any and all codes relating to personal data processing which are generally accepted within the IT or telecoms industry and/or are recommended, endorsed or approved by the Information Commissioner in so far as they are relevant to the Services.

21.      INDEMNITY

21.1     IBM'S INDEMNITY

21.1.1 IBM agrees to indemnify ntl, and each member of the ntl Group and their respective officers, directors, employees, agents, successors and assigns, in accordance with the procedures described in Clause 21.3 (Indemnification Procedures), against any claim based upon or in connection with any allegation of infringement made against ntl of any Intellectual Property, alleged to have occurred because of the use of any Equipment, IBM Software, software or


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                  other materials of any nature in the provision of the Services to ntl by IBM pursuant to this Agreement (including for the avoidance of doubt any equipment, IBM software, software or other materials made available under the 1998 Agreement that continue to be relevant to the provision of the Services under this Agreement) provided, however, that IBM shall have no obligation with respect to any losses to the extent the same arise out of:

                  (a) ntl's modification or misuse of equipment, systems, programs or products; or

                  (b) ntl's combination, operation or use with devices, data, equipment, systems, programs or products not used by IBM or its subcontractors in the provision of the Services.

21.1.2 In the circumstances described in Clause 21.1.1 in which IBM indemnifies ntl against any claims of infringement of any Intellectual Property, IBM shall at its own expense promptly:

                  (a) procure the unrestricted right for ntl and where appropriate for any Third Party Service Provider to continue using the same; or

                  (b) make or procure on ntl's behalf such alterations, modifications, adjustments or substitutions to all or any part or parts of the same so that it becomes non-infringing without affecting the relevant part of the Services; or

                  (c) substitute a non-infringing version of the infringing item of at least functional equivalence.

21.1.3 If IBM is unable to provide any of the foregoing alternatives, ntl may, at its sole option, terminate forthwith the Agreement or affected Services (in each case in whole or in part) in which the infringing item or matter is used without limiting IBM's other liabilities to ntl. Provisions of this Agreement applicable


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                  upon termination in respect of all of the Agreement or the
                  Services shall apply in respect of the terminated part of Agreement or affected Services under this Clause 21.1 (IBM's Indemnity).


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21.2     NTL'S INDEMNITY

         ntl agrees to indemnify IBM, the IBM Group Companies and their permitted subcontractors and their respective officers, directors, employees, agents, successors and assigns (the "IBM Indemnitees"), in accordance with the procedures described in Clause 21.3 (Indemnification Procedures), against any claim incurred by IBM based upon or in connection with any allegation of infringement made against the IBM Indemnitees of any Intellectual Property, alleged to have occurred because of the use by IBM for the provision of the Services to ntl of any Assets made available to the IBM Indemnitees by ntl under the Transfer Agreement or in respect of assets made available or transferred pursuant to the 1998 Agreement and which are relevant to the provision of the Services under this Agreement.

21.3     INDEMNIFICATION PROCEDURES

         A party entitled to indemnification under any of Clauses 21.1 (IBM's Indemnity), 21.2 (ntl's Indemnity), or 21.5 (Survival) (an "Indemnified party") shall give written notice as soon as reasonably practicable upon becoming aware of a third party claim giving rise to a right of indemnity under this Clause 21.3 to the party that is obligated to provide indemnification under such clauses (the "Indemnifying party"). Within 10 Business Days after such notice, the Indemnifying party may notify, in writing, the Indemnified party of its decision to take control of the defence and, in such circumstances, the Indemnifying party shall be entitled to take control of the defence and investigation of such claim and to employ and engage lawyers of its sole choice to handle and defend the same, at the Indemnifying party's sole cost and expense. The Indemnified party shall co-operate in all respects with the Indemnifying party in the investigation and defence of such claim and shall not prejudice any defence to any such claim or attempt to settle or compromise such claim. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying party shall be made without:

21.3.1 the consent of the Indemnified party, which consent shall not be unreasonably withheld; or


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21.3.2            the inclusion of an unconditional term by which the claimant grants to the Indemnified party of a release from all liability in respect of such claim.

         If the Indemnifying party does not assume full control over the defence of a claim the Indemnified party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying party.

21.4     MITIGATION

         The indemnified party under this Clause 21.4 shall use its reasonable endeavours to mitigate any loss, damage, liability, expenses and costs (excluding claiming under its own insurance policies) and the amount claimable pursuant to any indemnity hereunder shall be reduced by any amount recovered from any third party.

21.5     SURVIVAL

         This Clause 21 (Indemnity) shall survive the termination of the Agreement. Also, IBM shall indemnify ntl against any liabilities arising from any claim made against ntl or any Third Party Service Provider incurred or based upon or in connection with an allegation of infringement of any Intellectual Property alleged to have occurred because of the use after termination by ntl or any Third Party Service Provider of any Equipment, IBM Software, software or other materials of any nature which was originally used in connection with the provision of the Services to ntl and subsequently was transferred to ntl or a Third Party Service Provider upon termination of this Agreement (in whole or in respect of any part), subject always to the provisos set out in Clause 21.4 (Mitigation) and provided, however, that IBM shall have no obligation with respect to any losses to the extent the same arise out of:

21.5.1 ntl's or the Third Party Service Provider's modification or misuse of the same; or

21.5.2 ntl's or the Third Party Service Provider's combination, operation or use of the same with devices, data, equipment, systems, programs or products not used by IBM or its sub-contractors in the provision of the Services.


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22.      ESCROW DEPOSIT

22.1 IBM shall maintain all escrow agreements in force at the Services Start Date and shall not terminate any of these without ntl's consent.

22.2 IBM shall use its reasonable endeavours to procure that, if ntl wish this in any particular case, third parties enter into escrow agreements in respect of Third Party Software procured for use in the provision of the Services to ntl on a basis which includes ntl as a beneficiary of such arrangement.

23.      LIABILITY

23.1     NON-EXCLUDED AND NON-LIMITED LIABILITIES

         Neither party excludes or limits its liability to the other party for:

23.1.1            death or personal injury caused by its negligence;

23.1.2 physical damage to real or personal property resulting from negligence of the other party, its agents, employees or sub-contractors;

23.1.3            under Clause 21 (Indemnity); or

23.1.4 any liquidated sum due (or past due) and owing to the other pursuant to this Agreement.

23.2     FRAUD OR DECEIT

         Any limitation on liability, whether for direct loss or for any indirect or consequential loss shall not apply to the extent such loss is caused by fraudulent misrepresentation or deceit.


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23.3     CAP ON LIABILITY

         Save in respect of a claim under Clause 21 (Indemnity) or Clause 23.1 (Non-excluded and non-limited liabilities) which shall be uncapped, the entire liability of each party to this Agreement and its corresponding group company under the Ireland Services Agreement, collectively, for damages resulting from such parties' performance or non-performance under this Agreement and the Ireland Services Agreement, regardless of the form of action, and whether in contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, will be limited in the aggregate to a sum equivalent to the Charges payable under this Agreement and the Ireland Services Agreement in the first 12 months from the Services Start Date (the "Liability Cap") provided always that during the first 12 months from the Services Start Date, the Liability Cap shall be the greater of the Charges under this Agreement and the Ireland Services Agreement to date or L200,000,000 (two hundred million pounds sterling).

23.4     CRITICAL BILLING SYSTEMS

         In the event that any breach of this Agreement by IBM results in a temporary or permanent and complete loss of ntl's billing data, and such lost data is necessary for any Business Critical Application to enable ntl to invoice its customers for any particular day (collectively "Lost Billing Data") then on the basis set out in
         Schedule 6 (Charges) ntl shall be entitled, in accordance with Schedule 6 (Charges), to claim a service credit for such Lost Billing Data equal to the amounts set out in Schedule 6 (Charges).

23.5     EXCLUSIONS FROM RECOVERY

         Except where specific provision is made for such liability (including, without limitation, the indemnity in paragraph 4.1.12 (ii)(b) of
         Schedule 30) and subject at all times to Clause 23.4 (Critical Billing Systems), in no event will either party have any liability whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any loss of profit or revenue or


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         anticipated savings by the other party or for consequential, indirect or special damages, arising from or related to this Agreement, even if foreseeable by such party or such party has been advised of the possibility of such losses or damages; provided, however, that this Clause 23.5 will not prevent either party from recovering liquidated amounts payable under this Agreement.

23.6     NOTICE

         Either party shall notify the other as soon as reasonably practicable of any matter that could give rise to a claim under this Agreement.

23.7     MITIGATION

         Both parties shall use their reasonable endeavours to mitigate any loss, damage, liability, expenses and costs.

23.8     INSURANCES

         IBM shall maintain in force the insurance described in Schedule 15 (Insurance).

24.      FORCE MAJEURE

24.1     FORCE MAJEURE PROCEDURE (GENERAL)

         If either party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by a Force Majeure Event then:

24.1.1 that party's obligations under this Agreement shall be suspended for so long as the Force Majeure Event continues and to the extent that party is so prevented, hindered or delayed. This Clause 24.1 does not limit or otherwise affect IBM's obligation to provide disaster recovery services if and to the extent such services are provided under this Agreement for so long as the Force Majeure


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                  Event continues, except to the extent that IBM is prevented from providing the Services from the recovery centre(s) as a result of such Force Majeure Event.

24.1.2 as soon as reasonably possible after commencement of the Force Majeure Event the party prevented from fulfilling its obligations shall notify the other party in writing of the occurrence of the Force Majeure Event, the date of commencement of the Force Majeure Event and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

24.1.3 the party prevented from fulfilling its obligations by a Force Majeure Event shall use all reasonable efforts to mitigate the effects of the Force Majeure Event upon the performance of its obligations under this Agreement; and

24.1.4 as soon as reasonably possible after the cessation of the Force Majeure Event the party prevented from fulfilling its obligations by a Force Majeure Event shall notify the other party in writing of the cessation of the Force Majeure Event and shall resume performance of its obligations under this Agreement.

24.2     FORCE MAJEURE (IBM SPECIFIC)

If any Force Majeure Event prevents, hinders, or delays performance of part of the Services for more than 10 consecutive Business Days or for a period exceeding 15 Business Days in aggregate in any given 3 month period (or such shorter period as is shown in a Schedule in respect of the services in question), then ntl at its option:

24.2.1 may procure such part of the Services from an alternate source, and IBM shall be liable for payment for all direct expenses for such Services for up to the lesser of 180 days or the remainder of the Term subject to ntl continuing to pay any monies due to IBM under this Agreement; and/or

24.2.2 may terminate this Agreement in respect of the affected Services including for the avoidance of doubt the whole or any part of a Constituent Service Combination (whereupon the provisions of Clauses 19 (Management and


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                  Change Control), 26 (Termination) and 27 (Exit Plan etc) shall apply) as of a date specified by ntl in a written notice of termination to IBM, subject to paying IBM's reasonable out-of-pocket expenses relating to the transition of such Services to ntl or a Third Party Service Provider (as opposed to those relating to such termination). Provisions of this Agreement applicable upon termination of this Agreement or a Constituent Service Combination shall apply to termination in respect of part of a Constituent Service Combination under this Clause 24.2.

24.3     NO BREACH

         Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other by reason of any delay in performance or non-performance of any of its obligations under this Agreement to the extent that such delay or non-performance is due to a Force Majeure Event of which it has notified the other party and the time for performance of that obligation shall be extended accordingly.

24.4     CONTINUING EVENT

         Upon any Force Majeure Event the parties shall enter into bona fide discussions as soon as reasonably practicable with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

25.      ALTERATIONS TO THE NTL GROUP

25.1     ADDITIONS TO THE NTL GROUP

         If (at ntl's entire option) ntl informs IBM that a member of the ntl Group is considering establishing or forming a new company or business or a member of the ntl Group is considering acquiring an interest in another company or business which would bring such company or business within the definition of the ntl Group (in each case a "Target") then IBM shall operate the applicable procedures in Schedule 32 (Change Control) to the extent any New Services are required as expeditiously as


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         possible, taking account of the commercial objectives and need for speed of the ntl Group.




25.2     ADDITIONS OUTSIDE THE NTL GROUP

25.2.1 If ntl informs IBM that it wishes IBM to provide the Services to persons which are not within the ntl Group but are related to ntl other than as a customer then IBM shall consider such request promptly and, in the event that it does not reasonably object to the provision of the Services to such person, such person shall be deemed to be a member of the ntl Group for the purposes of this Agreement. IBM shall not be obliged to provide any services to such a company except as formally agreed under Change Control.

25.2.2 If ntl informs IBM that it may wish IBM to provide Services to a company in which the ntl Group is considering acquiring less than 50% of the issued share capital then IBM shall indicate whether it would object under Clause 25.2.1 above to such a request based on the information available to it. IBM shall, if it does indicate its consent, act in accordance with Clause 25.3.

25.3     IBM RESPONSE

         IBM shall provide information for such scenarios as ntl shall request but shall provide the specified information in respect of the following scenarios (unless given express instructions to exclude any of them):

25.3.1 the transfer of the systems of the Target (if any) to IBM and the provision of services identical to those previously enjoyed by the Target (if any) by IBM to the Target (as part of the ntl Group, whether or not a separate legal person) on the basis of this Agreement;


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25.3.2            the scenario in Clause 25.3.1, followed by a migration of the
                  Target to the same Systems as the remainder of the ntl Group (and/or, if specifically requested by ntl, a migration in the other direction); and

25.3.3 in the case of the acquisition of a business only, the provision of services under this Agreement to the Target, equivalent to those enjoyed by the ntl Group, without any member of the ntl Group first acquiring some or all of the Target's systems.

         IBM accepts that it is likely that it would need to provide this information under Schedule 32 (Change Control) to ntl without first being supplied with all of the information that it would usually require (including the identity of the Target). IBM shall endeavour to ensure that the response which it produces is reasonable in all the circumstances and any assumptions that IBM has made shall be clearly stated in IBM's response. ntl accepts that IBM is not liable for any inaccuracy in the information supplied to ntl by IBM under this Clause
         25.3 due to the stated assumption being incorrect. For the avoidance of doubt, IBM shall not be bound by any estimate provided pursuant to this Clause and IBM shall not be obliged to provide any services to the Target except as formally agreed under Change Control.

25.4     DISPOSALS FROM THE NTL GROUP

25.4.1 If (at ntl's entire option) ntl informs IBM that any company ("the Departing Company") is to cease to be a member of the ntl Group or that any member of the ntl Group is to sell one or more of its businesses ("the Departing Business") to a person, natural or legal, who is not a member of the ntl Group then:

                  (a) IBM shall, if requested to do so in writing by ntl, provide the Services to that company or business for a period of at least twelve months from the date of such cessation. The costs and technical implications of this shall be addressed via Change Control; or


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                  (b)      IBM shall, subject always to IBM, acting reasonably,
                           being satisfied as to the financial status of the company or business, if requested to do so in writing by ntl provide that company or business with the opportunity of receiving services equivalent to the services received by such company or business under this Agreement on equivalent terms; or

                  (c) IBM, ntl and the Departing Company (or, as the case may be, the new owner of the Departing Business) shall co-operate in operating the provisions of
                           Schedule 26 (Exit Plan) in respect of that part of the Services enjoyed by the Departing Company or the Departing Business; and, in any case,

                  (d) from the date of such cessation ntl shall cease to be liable for the acts or omissions of the Departing Company or Departing Business and for the portion of the Charges which relate to, or to have any continuing liability to IBM in respect of or related to, the provision of the Services to the Departing Company or the Departing Business, subject only to the Departing Company or the new owner of the Departing Business having entered into an agreement or a deed in favour of IBM by which it becomes bound in respect of the same and the Departing Company or Departing Business having provided such security for charges as IBM may reasonably require. The provisions of Clause 30.3 (Disclosure of information to assignees) shall apply mutatis mutandis in respect of the Departing Company or Departing Business, their owners or prospective owners and their advisers.

25.4.2 If ntl does not have sufficient information for the purposes of the proposed acquirers of the Departing Company or the Departing Business in respect of the Charges attributable to the supply of Services to the Departing Company or the Departing Business then IBM shall assist ntl in providing the same as expeditiously as possible, taking account of the commercial objectives and need for speed of the ntl Group.


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25.5     The parties acknowledge that where any additional company or business is brought within the ntl Group or within the scope of this Agreement or any company or business is removed from the ntl Group or the scope of this Agreement, then as part of the Change Control process the parties shall consider revising the liability cap set out in Clause
         23.3 (Cap on Liability).


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25.6     MAJOR CHANGE TO NTL BUSINESS

         Without prejudice to any other provision of this Clause 25 (Alterations to the ntl Group), IBM shall acting reasonably and in good faith, at the request of ntl and upon an officer of ntl certifying that there has been a Major Change in the business activities of the ntl Group or ntl has entered in to an agreement for a Major Change in the business activities of the ntl Group, propose revisions to the technical solution used to deliver the Services and propose new pricing arrangements appropriate to the changed circumstances. The parties shall enter into negotiations in good faith to seek to agree any amendment to this Agreement which is required to reflect the same. For the purposes of this Clause 25.6, a "Major Change" shall include, without limitation, any corporate or business acquisition or disposal involving ntl which results in the total number of employees in the ntl Group increasing or decreasing, whether in one event or in a series of associated events, by more than 15%.

26.      TERMINATION

26.1     NTL'S RIGHT OF TERMINATION

         ntl may terminate this Agreement in whole or in respect of the applicable Constituent Service Combinations set out in Schedule 12 (Termination by Constituent Service) (immediately or following a period of notice specified by it at the time of notice) by notice in writing to IBM if:

26.1.1 IBM commits a material breach and fails to remedy such breach or breaches (if capable of remedy) for a period of one month or such other period as is agreed following receipt of written notice from ntl specifying the breach or breaches. Without limitation, ntl is entitled to presume a material breach if, other than in the first 90 days from the Services Start Date, the events identified in Schedule 6 (Charges) as triggers for the purposes of this Clause 26.1.1 occur. For the avoidance of doubt, the fact that these triggers have not occurred shall not prevent ntl seeking to argue that a material breach has occurred or that the condition set out in Clause 26.1.2 below is satisfied and the parties agree that


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                  the existence of such triggers shall not be taken into account in considering whether or not there has been a material breach);

26.1.2 IBM commits persistent breaches, including persistent minor breaches, of its obligations under this Agreement which in all the circumstances do collectively result in a material breach of IBM's obligations to ntl;

26.1.3 control of IBM should change. In this Clause 26.1.3, this means that IBM should cease to be a subsidiary of International Business Machines Corporation. For the avoidance of doubt, this Clause 26.1.3 shall not give ntl any right to terminate this Agreement if the change of control of IBM does not adversely affect the provision of the Services; or

26.1.4 an Insolvency Event occurs in relation to IBM or it ceases to carry on its business or substantially the whole of its business.

         If at any time the damages recovered or recoverable under this Agreement (but for Clause 23.3 (Cap on liability)) equal or exceed the Liability Cap then ntl (although not obliged to terminate this Agreement in whole or in respect of any Constituent Service Combination) shall be entitled at any time thereafter (notwithstanding any subsequent adjustment to the Liability Cap in accordance with Clause 23.3 (Cap on liability)) to terminate this Agreement in whole or in respect of any Constituent Service Combination under this Clause
         26.1 (and for the avoidance of doubt no termination by ntl after such time shall be treated as being under Clause 4.6 (Termination for Convenience) or Clause 4.7 (Termination by Time)).

26.2     IBM'S RIGHT OF TERMINATION

         IBM may terminate this Agreement in whole (immediately or following a period of notice specified by it at the time of notice) by notice in writing to ntl if:

26.2.1 ntl commits a material breach (which excludes non-payment of a disputed invoice) and fails to remedy such breach or breaches (if capable of remedy) for


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                  a period of 1 month following receipt of written notice from
                  IBM specifying the breach or breaches;

26.2.2 ntl commits persistent breaches, including persistent minor breaches, of its obligations under this Agreement which in all the circumstances result in a material breach of ntl's obligations to IBM;

26.2.3 an Insolvency Event occurs in relation to ntl or it ceases to carry on its business or substantially the whole of its business; or

26.2.4            control of ntl should change. For the purposes of this Clause
                  26.2.4 a change of control of ntl means that ntl ceases to be a subsidiary of ntl Incorporated. For the avoidance of doubt, this Clause 26.2.4 shall not give IBM any right to terminate this Agreement if the change of control of ntl does not adversely affect the financial status of ntl.

26.3     OTHER RIGHTS OR REMEDIES

         Termination of this Agreement under this Clause 26 shall be without prejudice to any other rights or remedies that either party may have under this Agreement and shall not affect any accrued rights or liabilities of either party at the date of termination.

26.4     RETURN OF NTL ASSETS

         On termination of this Agreement for any reason IBM shall cease to use for any purposes:

26.4.1            all copies of the ntl Software and related Documentation;

26.4.2 all Data belonging to ntl and related Documentation, including tapes and other magnetic media;


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26.4.3            any Equipment which belongs to ntl and/or any Equipment which ntl elects to purchase under Schedule 26 (Exit Plan);

26.4.4            any Assets which have not been transferred to IBM; and

26.4.5            all copies of Confidential Information belonging to ntl.

26.5     VACATION OF PREMISES BY IBM

         IBM shall vacate within a reasonable period (taking account of the notice period it has had to make necessary preparations) the Shared Premises which it shall occupy at the date of termination pursuant to and in accordance with Schedule 5 (Property).

26.6     MATERIALS USED IN THE PROVISION OF SERVICES

         On notice of termination of this Agreement for any reason IBM shall provide ntl with full details of all Equipment and Third Party Software used in the provision of the Services.

26.7     EFFECT OF TERMINATION

         Notwithstanding termination of this Agreement in whole or in part for any reason, this Agreement shall continue in force to the extent necessary to give effect those of its provisions which expressly or impliedly have effect after termination and in relation to those Services in respect of which there has been no termination. Termination shall not affect the rights of either party accruing or accrued prior to the termination of this Agreement.

26.8     TERMINATION BY NTL

         If ntl terminates this Agreement in accordance with its terms, it shall incur no liability to IBM as a result of such termination other than any express obligation to pay a


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         termination charge or any other amounts due under this Agreement up to the point of termination.


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26.9     TERMINATION RIGHTS EXHAUSTIVE

         The rights of termination set out expressly in this Agreement in Clauses 4.6 (Termination for convenience), 4.7 (Termination by Time), 21 (Indemnity), 24 (Force Majeure) and 26 (Termination) (together with the provisions of Schedule 10 (Benchmarking)) are the sole grounds for termination available to the parties and represent the full extent of the parties' respective rights and remedies arising on termination, save for those rights, remedies and liabilities which shall have arisen prior to termination or as otherwise expressly provided herein.

27.      EXIT PLAN AND OBLIGATIONS UPON THE OCCURRENCE OF A TRIGGER EVENT

27.1 IBM shall produce and maintain an Exit Plan and Exit Plan Supporting Data and discharge all other obligations relating thereto in accordance with Schedule 26 (Exit Plan).

27.2 On the occurrence of a Trigger Event, IBM and ntl shall discharge their respective obligations as detailed in Schedule 26 (Exit Plan).

28.      NO PARTNERSHIP, ETC

         Nothing in this Agreement, and no action taken by the parties pursuant to this Agreement shall constitute, or be deemed to constitute, the parties a partnership, within the meaning of the Partnership Act 1890 or denote the relationship of agent/principal between the parties.

29.      WAIVER AND VARIATION

29.1     NO WAIVER

         No omission to exercise or delay in exercising on the part of any party to this Agreement any right, power or remedy provided by law or under this Agreement shall


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
         constitute a waiver of such right, power or remedy of any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this Agreement.

29.2     WAIVER IN WRITING

         Any waiver of any right, power or remedy under this Agreement must be in writing, must be expressly stated to be a waiver and must be communicated in accordance with Clause 32 (Notices) and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated any waiver shall be effective only in the instance and only for the purpose for which it is given and therefore shall not be construed as a waiver of a party's rights or remedies with respect to any succeeding breach of the same or other provisions.

29.3     VARIATION IN WRITING

         No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

30.      ASSIGNMENT

30.1 ntl and IBM may assign all or any of its rights and transfer all or any of its obligations under this Agreement to any company which is a member of the ntl Group or an IBM Group Company respectively (subject in each case to that company having financial status acceptable to the other party acting reasonably in the circumstances), provided that such company enters into a deed in favour of the other party by which it becomes bound by the provisions of this Agreement which bind the assigning company in its place and provided that the assigning company provides information reasonably sufficient to satisfy the other party of the ability of the proposed assignee to meet its proposed obligations. Apart from that, ntl may not assign any of its rights under this Agreement without the prior written consent of IBM, such consent not to be


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
         unreasonably withheld or delayed save that it may assign upon and with the transfer of the whole or a substantial part of its business on notice to IBM without IBM consent. IBM may not assign any of its rights under this Agreement without the prior written consent of ntl.

30.2 Following any permitted assignment and/or transfer under Clause 30.1, any reference in this Agreement to that party shall, where the context allows, include the assignee and/or transferee. Any permitted assignee shall be treated for all purposes as if it had been an original party to (and been granted the relevant rights under) this Agreement and the assignor shall be released from all liability under this Agreement to the extent such liability is assumed by the assignee.

30.3 Notwithstanding any provision of this Agreement and any confidentiality obligation imposed on ntl by law, ntl may disclose to any assignee or proposed assignee and its advisers such information about IBM as is reasonably necessary to effect a transfer, subject to ntl entering into a confidentiality undertaking with such third parties (expressed to be for the benefit of IBM), and accordingly such disclosure shall not be deemed to be a breach of this Agreement.

31.      REMEDIES CUMULATIVE: ENTIRE AGREEMENT

31.1     RIGHTS CUMULATIVE AND ENTIRE

         The rights, powers and remedies provided in this Agreement or expressly referred to herein are cumulative and exhaustive and exclude any rights, powers or remedies relating to its subject matter provided by law or by any other document other than this Agreement or a document referred to in it.

31.2     WHOLE AND ONLY AGREEMENT

         Subject to the provisions of Clause 31.3 below, this Agreement together with the Transfer Agreement and any documents referred to herein or in that agreement constitutes the whole and only agreement between the Parties relating to, and


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
         supersedes and extinguishes any prior drafts, previous agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing between the Parties, in connection with the subject matter hereof including in particular a confidentiality undertaking between the parties signed on 16 June 2000 (only to the extent it relates to the subject matter of this Agreement) and the memorandum of understanding signed on 21 December 2000.

31.3     FRAUD OR DECEIT

         Nothing in this Agreement or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud, fraudulent misrepresentation or deceit.

32.      NOTICES

32.1     COMMUNICATIONS IN WRITING AND METHOD OF DESPATCH

         Any communication to be given in connection with the matter contemplated by this Agreement shall be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

32.2     ADDRESS FOR COMMUNICATIONS

         Such communication shall be sent to the address of the relevant party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been communicated to the other party in accordance with this Clause 32. Each communication shall be marked for the attention of the relevant person.

         Party:                ntl Group Limited

         Address:              ntl House, Bartley Wood Business Park, Hook,

                               Hampshire RG27 9UP


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

         Facsimile number:     01256 752420

         For the attention of: The ntl Contract Executive (by name and title)



         Party:                IBM United Kingdom Limited

         Address:              Alencon House

                               Alencon Link

                               Basingstoke

                               Hampshire

                               RG21 1EJ

         Facsimile number:     01256 343 212

         For the attention of: The Contract Manager, ntl Project Office

32.3     DEEMED SERVICE

         A communication shall be deemed to have been served:

32.3.1 if delivered by hand at the address referred to in Clause 32.2, at the time of delivery;

32.3.2 (unless returned as being undelivered) if sent by first class pre-paid post to the address referred to in Clause 32.2, on the 3rd Business Day following the time of posting; and

32.3.3 if sent by facsimile to the number referred to in Clause 32.2 at the time of completion of transmission by the sender provided that a confirming copy is sent by first class pre-paid post to the address referred to in Clause 32.2 within 24 hours after transmission.

         If a communication would otherwise be deemed to have been delivered outside of normal business hours (being 9.30 am to 5.30 pm on a Business Day) under this Clause 32.3, it shall be deemed to have been delivered at the opening of business on the next Business Day.

32.4     PROOF OF SERVICE


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
         In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter, or if in the form of facsimile that it was despatched and a confirmatory transmission report received.

32.5     CHANGE OF DETAILS

         A party may notify the other party to this Agreement of a change to its name, relevant person, address or facsimile number for the purposes of Clause 32.2 (Address for communication) PROVIDED THAT such notification shall only be effective on:

32.5.1 the date specified in the notification as the date on which the change is to take place or

32.5.2 if no date is specified or the date specified is less than 5 clear Business Days after the date on which notice is deemed to have been served, the date falling 5 clear Business Days after notice of any such change is deemed to have been given.

32.6     SERVICE DOCUMENTS

         For the avoidance of doubt, the parties agree that the provisions of this Clause shall not apply in relation to the service of Service Documents which shall be served marked for the attention of The Company Secretary, The Legal Affairs Department, ntl House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP in the case of ntl and The Company Secretary, IBM United Kingdom Limited, the Legal Department at 76 Upper Ground, London SE1 9PZ in the case of IBM or such other address as has been communicated in accordance with Clause 32.5 in either case.

33.      FULL NEGOTIATION


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
         Each party acknowledges and agrees that the provisions of this Agreement have been the subject of discussion and negotiation and, with particular reference to any exclusion Clauses set out herein, are fair and reasonable having regard to the circumstances as at the date of this Agreement.

34.      COUNTERPARTS

34.1     NUMBER OF COUNTERPARTS

         This Agreement may be executed in any number of counterparts and by the parties on different counterparts but shall not be effective until each party has executed at least one counterpart.

34.2     ONE AND THE SAME

         Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same agreement.

35.      INVALIDITY

         Each of the provisions of this Agreement is severable. If any such provision or any part of such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement or the remaining parts of that provision shall not in any way be affected or impaired thereby. The parties shall seek in good faith to agree amendments to this Agreement to reflect the original commercial intent as closely as legally permissible.

36.      ANNOUNCEMENTS

36.1     NO ANNOUNCEMENTS
         No press conference, announcement or other communication concerning this Agreement, its terms, the transactions referred to in this Agreement or the 1998


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
         Agreement, or in connection with ntl shall be made or despatched by either party to any third party without the prior written consent of the other save as may be required by:

36.1.1            any law;

36.1.2 the New York Stock Exchange or any other regulatory or governmental body to which either party is subject, whether or not the requirement has the force of law; or

36.1.3 existing contractual arrangements provided that the other party has first been informed of this and any confidentiality undertaking reasonably required by it has been entered into by the third party;

         provided such communication shall be made only after consultation as to form of notice with the other party.

36.2     CONTINUATION

         The restrictions contained in this Clause 36 shall continue to apply after the Term without limit in time.

37.      PROBLEM ESCALATION AND RESOLUTION

37.1 Any question or difference which may arise concerning the construction, meaning, effect or operation of this Agreement or any matter arising out of or in connection with this Agreement shall in the first instance be referred to the ntl Contract Executive and the IBM Project Executive for discussion and resolution at or by the next Review Meeting. If the matter is not resolved at such meeting, the matter shall be referred to the next level of ntl's and IBM's management who must meet within three working days or such other period as the parties may agree to attempt to resolve the matter. If the matter is not resolved at that meeting, the escalation shall continue with the same maximum time interval through two more levels of management. If the unresolved


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
         matter is having a serious effect on the Services, the parties shall use every reasonable endeavour to reduce the elapsed time in completing the process. Neither party may initiate any legal action until the process has been completed, unless such party has reasonable cause to do so to avoid damage to its business or to protect or preserve any right of action it may have.

37.2     The levels of escalation referred to in Clause 37.1 above are:

         IBM                                                   NTL
         First Level - Director of Services,        First Level - Director, IT.
         EMEA Region North

         Second Level - General Manager,            Second Level - Director, Finance.
         Professional Services, EMEA

         Third Level - Director of Services,        Third Level - Chief Operating
         EMEA                                       Officer/Managing Director.

         If any of the above are unable to attend a meeting, a substitute may attend provided that such substitute has at least the same seniority or reasonably comparable managerial or directorial responsibility and is authorised to settle the unresolved matter.

37.3     If the dispute is not resolved by escalation in accordance with Clause
         37.1 the parties shall seek to resolve disputes between them pursuant to Clause 38.2 (Alternative dispute resolution).

38.      DISPUTE RESOLUTION, LAW AND JURISDICTION

38.1 The parties shall attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement promptly through negotiations between the respective senior executives of the Parties who have authority to settle the same pursuant to Clause 37 (Problem Escalation and Resolution).


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
38.2 If the matter is not resolved through negotiation, the Parties shall attempt in good faith to resolve the dispute or claim through an Alternative Dispute Resolution (ADR) procedure as recommended to the parties by the Centre for Dispute Resolution. However, an ADR procedure which is being followed shall not prevent either party from issuing proceedings.

38.3 This Agreement shall be governed by and interpreted in accordance with English law. The parties irrevocably submit to the non-exclusive jurisdiction of the English courts to settle any disputes which may arise in connection with this Agreement.

The parties have shown their acceptance to the terms of this Agreement by signing at the end of this Agreement and by initialling the Schedules by way of identification.


SIGNED for and on behalf of            )
NTL GROUP LIMITED                      )

/s/ Stuart Ross






SIGNED for and on behalf of            )
IBM UNITED KINGDOM LIMITED             )

/s/ Authorized Signatory


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